Exhibit 10.1

CREDIT AGREEMENT

by and among

CROWN CASTLE OPERATING COMPANY,

as the Borrower,

CROWN CASTLE INTERNATIONAL CORP. and

CERTAIN OF ITS SUBSIDIARIES,

as Guarantors,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent, Co-Lead Arranger and Sole Bookrunner,

CALYON NEW YORK BRANCH,

as Co-Lead Arranger,

THE ROYAL BANK OF SCOTLAND PLC,

as Documentation Agent,

and

THE FINANCIAL INSTITUTIONS LISTED HEREIN

AS OF JULY 27, 2005

i

5.8	Taxes.	32
5.9	Absence of Conflicts.	32
5.10	Indebtedness.	33
5.11	Compliance.	33
5.12	Statements Not Misleading.	33
5.13	Consents or Approvals.	33
5.14	Material Contracts and Commitments.	34
5.15	Employee Benefit Plans.	34
5.16	Licenses and Registrations.	34
5.17	Government Regulation.	35
5.18	Absence of Material Adverse Effect.	35
5.19	Defaults.	35
5.20	Securities Laws.	35
5.21	Insurance.	35
5.22	Labor Matters.	35
5.23	Environmental Compliance.	36
5.24	Solvency.	37
5.25	Acquisition Agreement; Tower Notes Indenture; Offering Memorandum; and Crown International Securities Filings.	37

SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE LENDERS.	38

6.1	Compliance	38
6.2	Security Agreement	38
6.3	Pledge Agreement	38
6.4	Financing Statements	39
6.5	Acquisition Agreement.	39
6.6	No Indebtedness	39
6.7	Opinion of Counsel	39
6.8	Insurance Certificates	39
6.9	Financial Information	39
6.10	Borrowing Request and Statement of Application of Proceeds	40
6.11	Organizational Documents	40
6.12	Lien Searches, Consents and Releases of Liens	40
6.13	No Order, Judgment, Decree or Litigation	40

6.14	No Material Adverse Effect	41
6.15	Fee Letter; Fees and Expenses	41
6.16	Legal Approval	41
6.17	Other Documents	41

SECTION 7.	AFFIRMATIVE COVENANTS OF THE BORROWER AND THE GUARANTORS.	41

7.1	Use of Proceeds.	41
7.2	Continued Existence; Compliance with Law and Agreements.	41
7.3	Insurance.	42
7.4	Obligations and Taxes.	42
7.5	Financial Statements and Reports.	43
7.6	Notices.	45
7.7	Maintenance of Property.	45
7.8	Information and Inspection.	46
7.9	Maintenance of Liens	46
7.10	Environmental Compliance and Indemnity.	46
7.11	Maintenance of Separate Identity	47
7.12	Cash; Control Accounts and Control Agreements	47
7.13	Acquisition or Formation of Subsidiaries.	48

SECTION 8.	NEGATIVE COVENANTS OF THE BORROWER AND THE GUARANTORS.	48

8.1	Indebtedness.	49
8.2	Liens.	50
8.3	Guarantees.	50
8.4	Capital Distributions and other Payments.	51
8.5	Disposal of Property; Mergers; Acquisitions; Reorganizations; Ownership of Subsidiaries; Other Restrictions.	52
8.6	Amendment, Waivers and Terminations.	53
8.7	Financial Covenants.	53
8.8	Management Agreements and Fees.	53
8.9	Fiscal Year.	53
8.10	ERISA.	54
8.11	Affiliates.	54

8.12	Change of Name or Structure.	54
8.13	Types of Business.	54
8.14	Regulation U.	54

SECTION 9.	EVENTS OF DEFAULT.	55

9.1	Non-Payment.	55
9.2	Failure of Performance in Respect of Other Obligations.	55
9.3	Breach of Warranty.	55
9.4	Cross-Defaults.	55
9.5	Tower Notes Indenture Documents.	56
9.6	Assignment for Benefit of Creditors.	56
9.7	Bankruptcy.	56
9.8	Appointment of Receiver; Liquidation.	56
9.9	Cash Trap Condition.	56
9.10	Judgments.	56
9.11	Impairment of Collateral; Invalidation of any Loan Document.	56
9.12	Change of Control.	57
9.13	Default under Loan Document.	57

SECTION 10.	REMEDIES.	57

10.1	Optional Defaults.	57
10.2	Automatic Defaults.	58
10.3	Other Remedies.	58
10.4	Enforcement and Waiver by the Lenders.	58
10.5	Application of Payments and Proceeds.	58

SECTION 11.	GUARANTY.	59

11.1	Guaranty; Limitation of Liability	59
11.2	Guaranty Absolute	60
11.3	Waivers and Acknowledgments	61
11.4	Subordination	62
11.5	Continuing Guaranty	63

SECTION 12.	THE AGENT.	63

12.1	Appointment.	63
12.2	Powers.	64
12.3	General Immunity.	64

12.4	Action on Instructions of the Lenders.	64
12.5	Employment of Agents and Counsel.	64
12.6	Reliance on Documents; Counsel.	65
12.7	Agent’s Reimbursement and Indemnification.	65
12.8	Rights as a Lender.	65
12.9	Lender Credit Decision.	65
12.10	Successor Agent.	66
12.11	Ratable Sharing.	66
12.12	Actions by the Agent and the Lenders.	66
12.13	Collateral Matters.	67

SECTION 13.	MISCELLANEOUS.	67

13.1	Construction.	67
13.2	Further Assurance.	67
13.3	Expenses of the Agent and the Lenders; Indemnification.	68
13.4	Notices.	68
13.5	Waiver and Release by the Borrower.	69
13.6	Right of Set Off.	70
13.7	Successors and Assigns; Participations.	70
13.8	Applicable Law.	72
13.9	ENFORCEMENT	73
13.10	JURY TRIAL WAIVER	73
13.11	Binding Effect and Entire Agreement; No Oral Agreements.	74
13.12	Counterparts.	74
13.13	Survival of Agreements.	74
13.14	Modification.	75
13.15	Separability.	75
13.16	Section Headings.	75
13.17	Termination.	75
13.18	Interest Limitation.	76
13.19	Confidentiality.	76
13.20	Marshaling.	77
13.21	USA Patriot Act Notice	77
13.22	Waivers.	77

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made and entered into as of July 27, 2005, by and among CROWN CASTLE OPERATING COMPANY, a Delaware corporation, as the borrower (the “Borrower”), CROWN CASTLE INTERNATIONAL CORP., a Delaware corporation, as a Guarantor, CROWN CASTLE TOWERS 05 LLC, a Delaware limited liability company, as a Guarantor, the FINANCIAL INSTITUTIONS listed on the signature pages hereof, CALYON NEW YORK BRANCH, as Co-Lead Arranger, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Agent”), Co-Lead Arranger and Sole Bookrunner.

RECITALS:

A. The Borrower desires to obtain from the Lenders a $275,000,000 revolving credit facility, the proceeds of which will be used for general corporate purposes, including capital expenditures, acquisitions and common stock purchases.

B. The Borrower is engaged in a business that is related to the business of each Guarantor; and each Guarantor will derive substantial direct and indirect benefit from the Loans by the Lenders to or for the benefit of the Borrower hereunder, and each Guarantor is willing to guaranty the Obligations of the Borrower under this Agreement as hereinafter provided in order to obtain such benefits.

AGREEMENTS:

In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Definitions. All terms typed with leading capitals are terms defined in this Agreement. For the purposes of this Agreement, the terms defined in this Section 1 shall have the meanings set out below.

“Acquisition Agreement” means the Asset Purchase Agreement, dated as of July 11, 2005, among Trinity Wireless Towers, Inc. and MIOP, Inc., as the sellers, Acquisition Co., as purchaser, TrinTel Communications, Inc. and the Borrower.

“Acquisition Co.” means Crown Castle Towers 05 LLC, a Delaware limited liability company which is a direct, wholly owned Subsidiary of Crown USA.

“Additional Tower Notes” means any Tower Notes issued pursuant to the Tower Notes Indenture at any time after the date hereof.

“Affiliate” means, with respect to any Person, (a) any other Person that is directly or indirectly controlled by, under common control with or controlling the first specified Person;

(b) a Person owning beneficially or controlling 10% or more of the Equity Interests in such other Person; or (c) any officer, director or partner of such other Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, capital stock, membership interests or partnership interests, by contract or otherwise.

“Annualized Net Cash Flow” means, with respect to any Tower Site, the Net Cash Flow from such Tower Site during the full calendar month of ownership of such Tower Site by an Asset Entity most recently ended for which monthly financial statements have been required to be delivered pursuant to Section 7.5(c), multiplied by 12.

“Applicable Margin” means, as of any date of determination, the percentage determined from the following table based upon the Pro Forma Issuer Debt Service Coverage Ratio as of such date:

Pro Forma Issuer Debt Service Coverage Ratio:	Applicable Margin for LIBOR Loans:
Greater than 3.28:1.0	2.000%

Greater than 3.0:1.0 but less than or equal to 3.28:1.0	2.375%

Less than or equal to 3.0:1.0	2.750%

provided, that the Applicable Margin for LIBOR Loans shall be 2.375% from the Closing Date to the first determination of the Applicable Margin pursuant to Section 3.1(b).

“Asset Entities” means collectively Crown Atlantic, Crown Communication, Crown GT, Crown NY, Crown PR, Crown PT, Crown South and any other entity that becomes an “Asset Entity” (as that term is defined in the Tower Notes Indenture) after the date hereof.

“Base Rate” means the per annum interest rate calculated from time to time as being the higher of (a) the rate of interest determined and publicly announced by the Agent from time to time as its prime rate at its main office in Cleveland, Ohio, and (b) the sum of the Federal Funds Rate and 0.50% per annum. The prime rate functions as a reference rate index, and the Lenders and the Agent may charge borrowers more or less than the prime rate. Any change in the Base Rate due to a change in the prime rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the prime rate or the Federal Funds Rate, respectively.

“Base Rate Loans” means those Loans described in Section 2.1 on which the Borrower shall pay interest at a rate based on the Base Rate.

“Benefit Arrangement” means any pension, profit-sharing, thrift or other retirement plan, medical, hospitalization, vision, dental, life, disability or other insurance or benefit plan, deferred compensation, stock ownership, stock purchase, stock option, performance share, bonus, fringe benefit, savings or other incentive plan, severance plan or other similar plan, agreement, arrangement or understanding, established or maintained by any Consolidated Party or any member of the Controlled Group or to which any Consolidated Party or any member of the Controlled Group is, or in the preceding six years was, required to contribute on behalf of its employees or directors, whether or not such plan, agreement, arrangement or understanding is subject to ERISA.

“Borrowing Request” means a request for borrowing hereunder in the form attached hereto as Exhibit B.

“Business Day” means a day on which the main office of the Agent is open to the public for the transaction of business and is not a day on which commercial banks in New York City are authorized or required by law to remain closed, and on which, with respect to any LIBOR Loan, banks are open for business in London, England, and quoting deposit rates for dollar deposits.

“Capital Distribution” means any dividend, payment or distribution made, liability incurred or other consideration given for the purchase, acquisition, redemption or retirement of any Equity Interest of a Person or as a dividend, return of capital or other payment or distribution of any kind to a member, stockholder or partner of such Person (other than any stock dividend or stock split or other payment or distribution payable only (a) in common stock of such Person or (b) in preferred stock of such Person, so long as (i) any dividends on such preferred stock may, at the option of the issuer thereof, be paid solely in additional shares of such common or preferred stock and (ii) such preferred stock does not, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, mature and that is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable at the option of the holder thereof, in whole or in part, in any such case on or prior to the date that is one year after the Termination Date, other than (A) any such payments that may be made in common or preferred stock that meets the requirements of this clause (b) or (B) pursuant to a right of the holder of such preferred stock to require the issuer thereof to repurchase such preferred stock upon the occurrence of a change of control or asset sale if the terms of such preferred stock provide that the issuer is not required to repurchase or redeem any such preferred stock pursuant to such right unless such repurchase or redemption is permitted pursuant to this Agreement).

“Cash Trap Condition” has the meaning assigned to it in the Tower Notes Indenture.

“CC Towers Holding” means CC Towers Holding LLC, a Delaware limited liability company.

“Closing” and “Closing Date” have the meaning assigned to them in Section 4.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto, and the regulations thereunder.

“Collateral” means collectively any and all collateral referred to herein and in the Loan Documents, or any of them, and any and all other collateral pledged to, or in which a security interest is granted to, the Agent for the benefit of Lenders from time to time in connection with this Agreement or any of the Loan Documents.

“Collection Account” has the meaning assigned to it in the Tower Notes Indenture.

“Commitment” has the meaning assigned to it in Section 2.1(a).

“Compliance Certificate” means a compliance certificate in the form of Exhibit C attached hereto to be delivered by the Borrower to the Agent monthly pursuant to Section 7.5(d).

“Consolidated Adjusted EBITDA” means, for any period, the consolidated net income or loss of the Consolidated Parties for such period, adjusted for the cumulative effect from a change in accounting principles, income from discontinued operations, minority interests, provision for income taxes, interest expense, amortization of deferred financing costs and dividends on preferred stock, interest income, depreciation, amortization and accretion, non-cash general and administrative compensation charges, asset write-down and restructuring charges or credits. With respect to Tower Sites and other wireless communications towers acquired after the date as of which Consolidated Adjusted EBITDA is determined, there shall be added thereto the Net Cash Flow for such Tower Sites and other wireless communications towers as if such Tower Sites and other wireless communications towers had been owned for the entire period for which Consolidated Adjusted EBITDA was determined. With respect to Tower Sites and other wireless communications towers acquired during any twelve month period for which Consolidated Adjusted EBITDA is determined, the revenues and expenses related to such Tower Sites and other wireless communications towers shall be annualized in the same manner that Net Cash Flow is annualized pursuant to the proviso contained in the definition thereof.

“Consolidated DSCR” means, as of the end of any fiscal quarter, the ratio of Consolidated Adjusted EBITDA for the Consolidated Parties for the trailing twelve month period to the sum, without duplication, of (a) the amount of interest that the Tower Notes Issuers will be required to pay over the succeeding twelve months on the outstanding principal balance of the Tower Notes (less amounts, if any, in the Liquidated Tower Replacement Account, as that term is defined in the Tower Notes Indenture), assuming that all Tower Notes then outstanding (determined in accordance with the Tower Notes Indenture) will be outstanding for such twelve-month period, and that the interest rate on the Class A-FL Notes issued pursuant to the Tower Notes Indenture for each series of Tower Notes is equal to (and determined on the same basis as) the interest rate on the Class A-FX Notes issued pursuant to the Tower Notes Indenture for such series and determined without giving effect to any reduction in interest related to any Value Reduction Amount, as that term is defined in the Tower Notes Indenture, and (b) the aggregate amount of interest that Crown International and all of its Subsidiaries, including the Borrower and its Subsidiaries, will be required to pay over the succeeding twelve months on the principal balance of all other Indebtedness then outstanding based on the then current interest rate for such other Indebtedness. Consolidated interest expense shall not include any dividend payments on preferred stock.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of Total Consolidated Debt as of such date to Consolidated Adjusted EBITDA of the Consolidated Parties for the fiscal quarter most recently ended for which financial statements have been required to be delivered pursuant to Section 7.5(b) multiplied by four.

“Consolidated Parties” means Crown International and each of its Subsidiaries.

“Control Agreement” means an account control agreement among the Borrower, the Agent and the applicable financial institution or securities intermediary in respect of a Control Account, in form and substance satisfactory to the Agent.

“Control Account” means any deposit, checking, savings, securities, brokerage or other similar account now or hereafter established by the Borrower.

“Controlled Group” means a controlled group of entities which are treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code of which any Consolidated Party is a part.

“Crown Atlantic” means Crown Atlantic Company LLC, a Delaware limited liability company.

“Crown Australia” means Crown Castle Australia Holdings Pty Ltd, an Australian proprietary company.

“Crown Communication” shall mean Crown Communication Inc., a Delaware corporation.

“Crown GT” means Crown Castle GT Company LLC, a Delaware limited liability company.

“Crown International” means Crown Castle International Corp., a Delaware corporation.

“Crown International Indentures” means collectively, (a) the indenture governing Crown International’s 4% Convertible Senior Notes due 2010 and (b) the indenture governing Crown International’s 10 3/4% Senior Notes due 2011.

“Crown NY” means Crown Communication New York, Inc., a Delaware corporation.

“Crown PR” means Crown Castle International Corp. de Puerto Rico, a Puerto Rico corporation.

“Crown PT” means Crown Castle PT Inc., a Delaware corporation.

“Crown South” means Crown Castle South LLC, a Delaware limited liability company.

“Crown USA” means Crown Castle USA Inc., a Pennsylvania corporation.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, fraudulent conveyance or transfer, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event, condition, situation or thing which constitutes, or which with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default.

“Default Interest Rate” means, (a) in respect of any Loan, a rate of interest equal to the sum of the rate of interest otherwise applicable to such Loan plus 2% per annum, and (ii) in respect of all other amounts owing pursuant to this Agreement or any Loan Document, a rate of interest equal to the sum of the Base Rate plus 2% per annum.

“Discount Rate” means, with respect to a prepayment or conversion of a LIBOR Loan on a date other than the last day of its Interest Period, a rate equal to the interest rate (as of the date of prepayment or conversion) on United States Treasury obligations in a like amount as such Loan and with a maturity approximately equal to the period between the prepayment or conversion date and the last day of the Interest Period of such Loan, as determined by the Agent.

“DSCR” means, as of the end of any calendar month, the ratio of Net Cash Flow of the Asset Entities for the twelve month period then ended to the amount of interest that the Tower Notes Issuers will be required to pay over the succeeding twelve months on the principal balance of the Tower Notes (less amounts, if any, in the Liquidated Tower Replacement Account, as that term is defined in the Tower Notes Indenture), assuming that all Tower Notes then outstanding (determined in accordance with the Tower Notes Indenture) will be outstanding for such twelve-month period, and that the interest rate on the Class A-FL Notes issued pursuant to the Tower Notes Indenture of each series of Tower Notes is equal to (and determined on the same basis as) the interest rate on the Class A-FX Notes issued pursuant to the Tower Notes Indenture for such series and determined without giving effect to any reduction in interest related to any Value Reduction Amount, as that term is defined in the Tower Notes Indenture.

“Environmental Claim” means, with respect to any Person, any written notice, claim, demand, request for information, citation, summons, order or other written communication (each, a “claim”) by any other Person alleging or asserting the liability of the recipient of such claim for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property or health, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence or Release of any Hazardous Material at or from any location, whether or not owned by such Person, or (b) any violation, or alleged violation, of any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” means all provisions of Laws, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any Governmental Authority regulating, relating to or imposing liability or a standard of conduct concerning the environment (including laws and regulations of the FCC and other governmental agencies related to the exposure to radio-frequency emissions) or regulating the emission, release or discharge of substances or radio-frequency energy into the environment.

“Equity Interests” means with respect to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the equity or the ownership interests in such Person in whatever form they take, including, without limitation, membership interests, limited liability company interests, limited partnership interests, general partnership interests, limited liability partnership interests, trust certificates and any other right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person and any securities that are convertible into or exchangeable for any such equity interests. Equity Interests shall include all rights and interests associated therewith and any warrants, options and other rights to acquire capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto, and the regulations thereunder.

“Event of Default” means any of the events specified in Section 9.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to this Section 2.13(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.13(e).

“FAA” means the Federal Aviation Administration or any Governmental Authority at any time substituted therefor.

“FCC” means the Federal Communications Commission or any Governmental Authority at any time substituted therefor.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, as reasonably determined by the Agent.

“Fee Letter” means the letter agreement between the Agent and the Borrower dated June 30, 2005, regarding certain fees.

“Fitch” means Fitch, Inc.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, consistently applied.

“Governmental Authority” means, with respect to any Person, any foreign, federal, state or local government or other political subdivision thereof and any entity, including any regulatory or administrative authority or court, exercising executive, legislative, judicial, regulatory or administrative or quasi-administrative functions of or pertaining to government, and any arbitration board or tribunal in each case having jurisdiction over such applicable Person or such Person’s property, and any stock exchange on which shares of capital stock of such Person are listed or admitted for trading.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay or perform such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means Crown International, Acquisition Co. and any other Person that becomes a party to this Agreement as a Guarantor pursuant to Section 7.13 hereof or any other provision of this Agreement or any Loan Document.

“Guaranty” means the Guarantee of each Guarantor set forth in Section 11.

“Hazardous Material” means, collectively, (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain polychlorinated biphenyls (“PCBs”), (b) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Indebtedness” means, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all outstanding amounts under a loan agreement or other credit agreement and the face amount of each letter of credit (unless secured in full by U.S. dollars), (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests but not any preferred return or special dividend paid solely from, and to the extent of, excess cash flow after the payment of all operating expenses, capital improvements and debt service on all Indebtedness, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Period” means, with respect to any LIBOR Loan, the period selected by the Borrower, commencing on the date such Loan is made, continued or converted and ending on the last day of such period as selected by the Borrower. The Interest Period for each LIBOR Loan shall be one, two, three or six months; provided, however, that whenever the last day of such Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day; provided, further, that if such extension of time would cause the last day of such Interest Period to occur in the next calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and provided, further, that if the first day of an Interest Period is the last Business Day of a month or a day for which there is no numerically corresponding day in the appropriate subsequent calendar month, then such Interest Period shall end on the last Business Day of the appropriate subsequent calendar month. No Interest Period shall extend beyond the Termination Date.

“Issuer Entity” means Crown Castle Towers LLC, a Delaware limited liability company.

“Laws” means, collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means the financial institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“LIBOR” means the per annum rate of interest determined on the basis of the offered rate for deposits in Dollars in an amount substantially equal to the amount of the applicable LIBOR Loan for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100%). If, for any reason, such rate does not appear on Telerate Page 3750, or shall cease to be available from Telerate News Service, then “LIBOR” shall be determined by the Agent from such financial reporting service or other information as shall be reasonably designated by the Agent, to be the arithmetic average (rounded upward, if necessary, to the nearest 1/100%) of the interest rate per annum representing the British Banker’s Association average of interbank offered rates for dollar deposits in Dollars in the London Interbank Market approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable LIBOR Loan.

“LIBOR Loans” means those Loans described in Section 2.1 on which the Borrower shall pay interest at a rate based on the applicable LIBOR Rate.

“LIBOR Prepayment Premium” means, with respect to the prepayment or conversion of any LIBOR Loan or any other receipt or recovery of any LIBOR Loan prior to the end of the applicable Interest Period, whether by voluntary prepayment, acceleration, conversion to a Base Rate Loan or otherwise, an amount equal to the sum of (a) the present value (discounted at the Discount Rate) of the product of (i) the excess, if any, of the rate of interest then applicable to such Loan pursuant to Section 3.1 at the time of such prepayment or conversion over the Discount Rate, as determined by the Agent, calculated as of such date, multiplied by (ii) the principal amount so prepaid, converted or accelerated, as the case may be, multiplied by (iii) a fraction, the numerator of which is the number of days remaining in the related Interest Period and the denominator of which is 360, plus (b) out-of-pocket costs and expenses incurred by the Lenders and the Agent with respect to such prepayment.

“LIBOR Rate” means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (a) the applicable LIBOR by (b) 1.00 minus the LIBOR Reserve Percentage.

“LIBOR Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member Lender of the Federal Reserve System in respect of Eurocurrency Liabilities (as that term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time). The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

“License” means any license, authorization, permit, consent, franchise, ordinance, registration, certificate, agreement, determination or other right filed with, granted by, or entered into by a Governmental Authority which permits or authorizes the ownership, construction, or management or maintenance of a Tower Site or the use of a Tower Site for communications.

“Licensing Authority” means a Governmental Authority that has granted a License.

“Lien” as applied to the property of any Person means: (a) any mortgage, lien, pledge, charge, capital lease, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code or its equivalent of any jurisdiction in respect of Indebtedness; and (d) in the case of securities or other Equity Interests, any purchase option, call or similar right of a third party with respect to such securities or other Equity Interests.

“Loan Documents” means all promissory notes, agreements, assignments, guaranties, financing statements, commitment letters, fee letters, certificates and other agreements, instruments and documents that are required by this Agreement or any Loan Document to be executed or delivered by or on behalf of any Loan Party or any other Person provided that Loan Documents shall not include the Acquisition Agreement or any documents or instruments expressly required to be executed or delivered pursuant to the Acquisition Agreement.

“Loan Parties” means the Borrower, the Guarantors, and each other Person that is a party to this Agreement, any Pledge Agreement or other Loan Document (other than the Agent, any Lender, and any financial institution or securities intermediary that is a party to a Control Agreement).

“Loans” has the meaning assigned to it in Section 2.1(a).

“Management Agreement” means the Management Agreement between the Manager and the Asset Entities (other than Crown Atlantic and Crown GT), and the immediate parents of Crown Atlantic and Crown GT, dated as of June 8, 2005.

“Manager” means the manager described in the Management Agreement, which as of the Closing Date is Crown USA, or a replacement manager selected in accordance with the Tower Notes Indenture.

“Material Adverse Effect” means a material adverse effect upon or change in (which may include economic or political events) (a) the assets, business, operations, or financial condition of the Consolidated Parties, taken as a whole, or of the Issuer Entity and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations hereunder or under any Loan Document to which it is a party, (c) the validity or enforceability of this Agreement, any Note or any Loan Document, or (d) the rights or remedies of the Agent or the Lenders under this Agreement, the Notes or any Loan Document or at law or in equity or the value of any material Collateral; provided, however, that if 5% or more of the Operating Revenues derived from the Tower Sites (taken as a whole) are materially and adversely affected, then a Material Adverse Effect shall be deemed to exist. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then occurring events and existing conditions would result in a Material Adverse Effect.

“Material Towers” means, as of any date of determination, any Tower Sites or any group or set of Tower Sites wheresoever located to which more than 10% of Consolidated Adjusted EBITDA for any of the immediately prior four fiscal quarters is attributable.

“Maximum Borrowing Amount” means, as of any date, the maximum net proceeds of Additional Tower Notes that could be issued under Section 2.12 of the Tower Notes Indenture as of such date which proceeds could be paid out of the Collection Account on the next Payment Date (as that term is defined in the Tower Notes Indenture) in respect of the Collection Period (as that term is defined in the Tower Notes Indenture) in effect on such date, as reasonably determined by the Borrower, pursuant to clause Twentieth of Section 5.01(a) of the Tower Notes Indenture, assuming that for purposes of such determination (i) the Net Cash Flow (as that term is defined in the Tower Notes Indenture) component of DSCR (as that term is defined in the Tower Notes Indenture) were based on the product of 12 times the Tower Notes Issuers’ Net Cash Flow for the most recently ended month for which financial statements are available rather than on such Net Cash Flow of the Tower Notes Issuers for the prior twelve months, (ii) that all wireless communications towers acquired pursuant to the Acquisition Agreement or otherwise acquired after the date hereof by any direct wholly owned Subsidiary of the Borrower or the Manager, which has become a Guarantor and the Equity Interests of which have been pledged to the Agent, for the benefit of the Lenders, in each case pursuant to

Section 7.13 and that continue to be so owned by such Guarantor (collectively, “New Towers”) have been contributed to the Asset Entities or are held by entities that have become Asset Entities, (iii) that all New Towers had been owned since the first day of such month, and (iv) that any Rating Agency Confirmation (as that term is defined in the Tower Notes Indenture) required in connection with such issuance has been obtained, all as set forth in a certificate of the chief financial officer of the Borrower, in form and substance satisfactory to the Agent, setting forth in reasonable detail the calculation of such net proceeds.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Flow” means, as of any date of determination, the Net Operating Income for any period ended as of the most recently ended calendar month for which monthly financial statements have been required to be delivered pursuant to Section 7.5(c), less the management fee payable pursuant to the Management Agreement in an amount equal to 10% of Operating Revenues for such period; provided that (x) in calculating Net Cash Flow for any twelve month period ending prior to and during the first three full calendar months following acquisition of a Tower Site, Net Cash Flow for such Tower Site shall be equal to the Annualized Net Cash Flow of such Tower Site, and (y) in calculating Net Cash Flow for any twelve month period ending after the third full calendar month of ownership of such Tower Site and through the date that the Tower Site has been owned by an Asset Entity for twelve full calendar months, Net Cash Flow for such Tower Site shall be equal to the Net Operating Income annualized based upon the number of full calendar months of ownership of such Tower Site, less the management fee payable pursuant to the Management Agreement in an amount equal to 10% of the actual Operating Revenues of such Tower Site, annualized based upon such period of ownership.

“Net Operating Income” means, for any period, the amount by which Operating Revenues exceed Operating Expenses (excluding management fees payable pursuant to the Management Agreement, interest, income taxes, depreciation, accretion and amortization).

“New Towers” has the meaning assigned to it in the definition of the term “Maximum Borrowing Amount”.

“Notes” has the meaning assigned to it in Section 2.3.

“Obligation” means any obligation of any Loan Party (a) to pay to the Lenders the principal of and interest on the Loans and the Notes in accordance with the terms hereof and thereof, including, without limitation, any interest accruing after the date of any filing by any Loan Party of any petition in bankruptcy or the commencing of any bankruptcy, insolvency or similar proceedings with respect to any Loan Party, regardless of whether such interest is allowable as a claim in any such proceeding; (b) to pay, satisfy or perform any other agreement, liability or obligation of any Loan Party or any other Person to the Agent or any Lender, arising under this Agreement or any Loan Document, whether now existing or hereafter incurred by reason of future advances or otherwise, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications or renewals thereof and substitutions therefor, and including without limitation all fees, indemnification amounts, costs and expenses, including interest thereon and reasonable attorneys’ fees, incurred by the Agent or any Lender for the protection and preservation or enforcement of its rights and remedies arising hereunder or under the Loan Documents; (c) to repay to the Agent and the Lenders all amounts advanced at any time by the Agent or the Lenders hereunder or under any Loan Document, including, without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or lienors or other Persons, or for taxes, levies, insurance, rent or repairs to, or maintenance or storage of, any of the property of any Consolidated Party; (d) to perform any covenant or agreement made with the Agent or the Lenders pursuant to this Agreement or any Loan Document; (e) to take any other action in respect of any other liability of any nature of any Loan Party to the Agent or the Lenders under this Agreement or any Loan Document; or (f) any renewal, continuation or extension of any of the foregoing.

“Operating Expenses” means, for any period, without duplication, all direct costs and expenses relating to such period for operating and maintaining the Tower Sites determined as provided in the Tower Notes Indenture.

“Operating Revenues” means, for any period, without duplication, all net revenues of the Asset Entities from operation of the Tower Sites or otherwise arising in respect of the Tower Sites which are properly allocable to the Tower Sites for the applicable period in accordance with GAAP, including, without limitation, all revenues from the leasing, subleasing, licensing, concessions or other grant of the right of the possession, use or occupancy of all or any portion of the Tower Sites or personalty located thereon, proceeds from rental or business interruption insurance relating to business interruption or loss of income for the period in question and any other items of revenue which would be included in operating revenues under GAAP; but excluding the impact on revenues of accounting for leases with fixed escalators as required by SFAS No. 13, proceeds from abatements, reductions or refunds of real estate or personal property taxes relating to the Tower Sites, dividends on insurance policies relating to the Tower Sites, condemnation proceeds arising from a temporary taking of all or a part of any Tower Sites, security and other deposits until they are forfeited by the depositor, advance rentals until they are earned, proceeds from a sale, financing or other disposition of the Tower Sites or any part thereof or interest therein and other non-recurring revenues as reasonably determined by the Servicer (as that term is defined in the Tower Notes Indenture) in accordance with the Tower Notes Indenture Documents, insurance proceeds (other than proceeds from rental or business interruption insurance), other condemnation proceeds, capital contributions or loans to any of the Asset Entities and disbursements to any of the Asset Entities from the Reserves (as that term is defined in the Tower Notes Indenture).

“Organizational Document” means, as applicable, any certificate or articles of incorporation, constitution, certificate of limited partnership, certificate of formation, articles of organization, by-laws, partnership agreement, stockholder agreement, limited liability company agreement, membership agreement, operating agreement or any other organizational or governing document of any Person.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority at any time substituted therefor.

“Pension Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA which is subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code.

“Permitted Lien” means any of the following Liens:

(a) Liens for taxes or assessments and similar charges, which are either not delinquent or being contested diligently and in good faith by appropriate proceedings, and as to which the affected Consolidated Party has set aside adequate reserves in accordance with GAAP on its books and such contest will not materially endanger the Lien of the Agent or the Lenders in any of the Collateral;

(b) statutory Liens, such as mechanic’s, materialman’s, warehouseman’s, landlord’s, artisan’s, workman’s, contractor’s, carrier’s or other like Liens, (i) incurred in good faith in the ordinary course of business, (ii) which are either not delinquent or are being contested diligently and in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto during the pendency of such proceedings, and (iii) as to which the affected Consolidated Party has set aside adequate reserves in accordance with GAAP upon its books or bonded satisfactorily to the Agent;

(c) encumbrances consisting of zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title, provided that none of such encumbrances materially impairs the use or value of any material amount of property used in the operation of the affected Consolidated Party’s business;

(d) Liens arising under or pursuant to this Agreement or any Loan Document or otherwise securing any Obligation;

(e) Liens in respect of judgments or awards with respect to which the affected Consolidated Party is, in good faith, prosecuting an appeal or proceeding for review and with respect to which a stay of execution upon such appeal or proceeding for review has been secured, and as to which judgments or awards the affected Consolidated Party has established adequate reserves in accordance with GAAP on its books or has bonded in a manner satisfactory to the Agent;

(f) pledges or deposits made by a Consolidated Party in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;

(g) Liens granted by a Consolidated Party to secure the performance of letters of credit, bids, tenders, contracts, leases, public or statutory obligations, surety, customs, appeal and performance bonds and other similar obligations incurred in the ordinary course of business to the extent permitted herein and not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of any property;

(h) leasehold rights of parties under leases in the property of a Consolidated Party that is the subject of such leases;

(i) Liens granted by a Consolidated Party securing Indebtedness of such Consolidated Party permitted to be incurred pursuant to Section 8.1; and

(j) without duplication of the foregoing, with respect to the Asset Entities only, Permitted Encumbrances (as such term is defined in the Tower Notes Indenture).

“Person” includes natural persons, governmental agencies and authorities, corporations, business trusts, associations, companies, limited liability companies, joint ventures and partnerships.

“Plan” means any employee benefit plan, as defined under Section 3(3) of ERISA, established or maintained by a Consolidated Party or any member of the Controlled Group or any such Plan to which a Consolidated Party or any member of the Controlled Group is, or in the last eight years was, required to contribute.

“Pledge Agreement” means the Pledge Agreement to be executed and delivered by certain of the Loan Parties on the Closing Date pursuant to Section 6.3 and any additional pledge agreements entered into pursuant to Section 7.13 or any other provision of this Agreement or any Loan Document.

“Pledged Company” means each Consolidated Party, the Equity Interests of which have been pledged, or are required to be pledged pursuant to the terms hereof or any Loan Document, to the Agent, for the benefit of the Lenders, pursuant to a Pledge Agreement.

“Pro Forma Issuer Debt Service Coverage Ratio” means, as of any date of determination, the ratio (a) the sum of (i) Net Cash Flow of all Tower Sites of the Asset Entities for the most recently ended three calendar month period for which monthly financial statements are required to have been delivered pursuant to Section 7.5(c) multiplied by four plus (ii) the amount of cash flow attributable to all wireless communications towers of Acquisition Co. and each other Pledged Company for such three month period (calculated as if such towers were Tower Sites of the Asset Entities) multiplied by four, to (b) the aggregate amount of interest that the Consolidated Parties will be required to pay over the succeeding twelve months on the principal balance of all Total Consolidated Debt, including the Tower Notes (less amounts, if any, in the Liquidated Tower Replacement Account, as that term is defined in the Tower Notes Indenture), assuming that all Tower Notes then outstanding (determined in accordance with the Tower Notes Indenture) will be outstanding for such twelve-month period, and that the interest rate on the Class A-FL Notes issued pursuant to the Tower Notes Indenture of each series of Tower Notes is equal to (and determined on the same basis as) the interest rate on the Class A-FX Notes issued pursuant to the Tower Notes Indenture for such series and determined without giving effect to any reduction in interest related to any Value Reduction Amount, as that term is defined in the Tower Notes Indenture. In calculating the cash flow attributable to any wireless communications tower of Acquisition Co. or any other Pledged Company that has been owned for less than three months, such cash flow shall be calculated as if such tower had been acquired on the first day of the most recently ended three calendar month period for which monthly financial statements are required to have been delivered pursuant to Section 7.5(c).

“Ratable Share” means, with respect to any Lender, its pro rata share of the Commitment or the Loans. As of the date of this Agreement, the Ratable Shares of the Lenders shall be as listed on Schedule 1.1 attached hereto.

“Rating Agencies” means Moody’s and Fitch.

“Regulatory Change” means the adoption of or any change in federal, state or local treaties, laws, rules, regulations or policies or the adoption of or change in any interpretations, guidelines, directives or requests of or under any federal, state or local treaties, laws, rules, regulations or policies (whether or not having the force of law) by any court, Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of such event (provided that any failure to timely meet the minimum funding standard of Section 412 of the Code or of Section 302 of ERISA shall be a Reportable Event regardless of any waiver of notice by regulation or the issuance of any such waivers in accordance with Section 412(d) of the Code).

“Required Lenders” means, at any time, Lenders holding more than 50% of the then aggregate unpaid principal amount of the Notes, or, if no principal amount of the Notes is then outstanding, Lenders having more than 50% of the Commitment.

“Security Agreement” has the meaning assigned to it in Section 6.2.

“Subsidiary” means, with respect to any Person, each partnership, corporation or limited liability company, the majority of the outstanding partnership interests, capital stock, membership interests or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such Person.

“Subsidiary Guarantor” means any Guarantor other than Crown International.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means July 26, 2006.

“Total Consolidated Debt” means, without duplication, all Indebtedness of the Consolidated Parties, including the Loans, the Tower Notes and the obligations under the Crown International Indentures, all obligations under capital leases of the Consolidated Parties, all other Indebtedness of the Consolidated Parties represented by notes or drafts representing extensions of credit for borrowed money, all other Indebtedness of other Persons Guaranteed by any Consolidated Party, all obligations of the Consolidated Parties evidenced by bonds, debentures, notes or other similar instruments (including all such obligations to which any property or asset owned by any Consolidated Party is subject, whether or not the obligation secured thereby shall have been assumed) and all obligations of any Consolidated Party as an account party to reimburse any Lender or any other Person in respect of letters of credit or bankers’ acceptances.

“Tower Notes Issuers” means the Issuer Entity, Crown Communication, Crown NY, Crown PR, Crown PT and Crown South.

“Tower Notes” means any notes issued from time to time pursuant to the Tower Notes Indenture.

“Tower Notes Guarantor” means CC Towers Guarantor LLC, a Delaware limited liability company that is wholly owned by CC Towers Holding and that owns all of the issued and outstanding Equity Interests of the Issuer Entity.

“Tower Notes Indenture” means the Indenture between the Tower Notes Issuers, as issuers of the Tower Notes, and JPMorgan Chase Bank, N.A., as Indenture Trustee, dated as of June 1, 2005.

“Tower Notes Indenture Documents” means the Tower Notes Indenture, the Notes issued pursuant thereto, and the Indenture Supplement, Guaranty, Management Agreement, Cash Management Agreement, Servicing Agreement, Pledge Agreement, Account Control Agreement and other material agreements, documents and instruments executed or delivered in connection with the Tower Notes Indenture.

“Tower Sites” means the wireless communications towers that are part of the assets of the Asset Entities.

1.2 Other Terms. Except as otherwise specifically provided in this Agreement, each term not otherwise expressly defined herein that is defined in the Uniform Commercial Code, as amended (the “UCC”), as adopted in any applicable jurisdiction, shall have the meaning assigned to it in the UCC in effect in such jurisdiction. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections, Exhibits or Schedules shall be deemed to be references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Whenever any agreement, promissory note or other instrument or document is defined in this Agreement or any Loan Document, such definition shall be deemed to mean and include, from and after the date of any amendment, restatement or modification thereof or supplement thereto, such agreement, promissory note or other instrument or document as so amended, restated, modified or supplemented to the extent such amendment, restatement, modification or supplement is permitted pursuant to the terms hereof. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3 Accounting Terms. All accounting terms used in this Agreement that are not expressly defined herein shall have the respective meanings given to them in accordance with GAAP, all computations shall be made in accordance with GAAP, and all balance sheets and other financial statements shall be prepared in accordance with GAAP. All financial or accounting calculations or determinations required pursuant to this Agreement unless otherwise expressly provided shall be made on a consolidated basis for the Consolidated Parties, the Borrower and its Subsidiaries or the Issuer Entity and its Subsidiaries, as the case may be. In the event that any change in GAAP shall be promulgated resulting in a change in the method of calculation of financial covenants, financial standards or other terms in this Agreement, then the Borrower and the Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such accounting change to the effect that the criteria for evaluating the Consolidated Parties’ financial condition shall be the same after such accounting change as if such accounting change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Agent and the Required Lenders, all financial covenants, financial standards and other terms in this Agreement shall continue to be calculated or construed as if such accounting change had not occurred.

1.4 No Presumption Against Any Party. Neither this Agreement, any of the Loan Documents, any other document, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

1.5 Independence of Provisions. All agreements and covenants hereunder, under the Loan Documents, and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

SECTION 2. THE LOANS.

2.1 The Commitment and the Loans.

(a) Commitment. Subject to the terms and conditions hereof, during the period from the Closing Date up to but not including the Termination Date, the Lenders severally, but not jointly, shall make loans to the Borrower in such amounts as the Borrower may from time to time request but not exceeding in aggregate principal amount at any one time outstanding the lesser of $275,000,000 (as such amount may be reduced from time to time, the

“Commitment”) and the Maximum Borrowing Amount in effect at such time. All amounts borrowed by the Borrower pursuant to this Section 2.1(a) may be referred to hereinafter collectively as the “Loans.” Each Loan requested by the Borrower shall be funded by the Lenders in accordance with their Ratable Shares of the requested Loan. A Lender shall not be obligated hereunder to make any additional Loan if immediately after making such Loan, the aggregate principal balance of all Loans made by such Lender would exceed such Lender’s Ratable Share of the Commitment. The Loans may be comprised of Base Rate Loans or LIBOR Loans, as provided in Section 2.2. All advances of Loans on the Closing Date shall bear interest at the Base Rate.

(b) Repayment and Reborrowing. Prior to the Termination Date, the Borrower may, at its option, from time to time prepay all or any portion of the Loans, subject to the provisions of Section 2.5, and the Borrower may, subject to Section 6, reborrow from time to time hereunder amounts so paid up to the amount of the Commitment in effect at the time of reborrowing.

(c) Termination or Reduction of Commitment. At any time prior to the Termination Date, by written notice to the Agent no later than 11:00 A.M. Cleveland, Ohio time three Business Days prior to such termination or reduction, the Borrower may permanently terminate, or from time to time permanently reduce, the Commitment, provided that the Commitment shall not be reduced below an amount equal to the then outstanding balance of the Loans. Such notice shall be in writing or by telephonic communication confirmed by telecopy or other facsimile transmission on the same day as such telephone notice. The Agent shall be entitled to rely on any such telephonic communication regardless of whether it is subsequently confirmed in writing. Any such partial reduction hereunder shall be in an amount which is not less than $2,500,000 or an integral multiple of $1,000,000 in excess thereof. The Agent shall notify the Lenders of any such reduction or termination of the Commitment.

(d) Termination Date. All Loans, together with all interest accrued thereon, shall be paid in full no later than the Termination Date.

(e) Permanent Reductions. All reductions of the Commitment pursuant to Section 2.1(c), Section 2.5(c) or any other provision of this Agreement shall be permanent reductions, and the Commitment shall not be increased.

2.2 Making and Conversion/Continuation of the Loans.

(a) Making of the Loans.

(i) Each Loan shall be made by the Lenders in such amount as the Borrower shall request, provided that each borrowing shall be in an amount which is a minimum of (A), with respect to any LIBOR Loan, $5,000,000, and integral multiples of $1,000,000 in excess thereof, and (B) with respect to any Base Rate Loan, $1,000,000 and integral multiples of $500,000 in excess thereof or such lesser amount as may be equal to the then unused portion of the Commitment. The obligation of the Lenders to make any Loan is conditioned upon (w) the fact that the sum of the outstanding principal amount of the Loans, after giving effect to the making of such Loan, would not exceed the lesser of the Commitment or the Maximum Borrowing Amount as of the date of such Loan; (x) the fact that no Default or Event of Default shall then exist or immediately after the Loan would exist; (y) the fact that all of the Loan Documents shall still be in full force and effect; and (z) the fact that the representations and warranties contained herein and in the Loan Documents shall be true and correct in all material respects as if made on and as of the date of such borrowing, except to the extent that any thereof expressly relate to an earlier date.

(ii) Subject to the satisfaction of the conditions set forth in Sections 2.2(a)(i) and 6, Loans shall be effected at the principal banking office of the Agent in Cleveland, Ohio, and shall be made at such times as the Borrower may request by notice to the Agent no later than 11:00 A.M. Cleveland, Ohio time (A) three Business Days prior to the date of a requested LIBOR Loan and (B) one Business Day prior to the date of a requested Base Rate Loan. Such notices shall be in writing, or by telephonic communication confirmed by telecopy or other facsimile transmission on the same day as the telephone request, and shall specify the proposed date and the amount of the requested Loan, whether it is to bear interest initially at an interest rate based on the Base Rate or the LIBOR Rate, and the Interest Period thereof, if applicable. The Agent shall be entitled to rely on any such telephonic communication regardless of whether it is subsequently confirmed in writing.

(iii) Upon receipt of each borrowing notice for a Loan, the Agent shall promptly notify each Lender of the type, Interest Period, if applicable, amount and date of the proposed borrowing or conversion. Not later than 11:00 A.M. Cleveland time, on the date of a proposed borrowing of a Loan, each Lender shall provide the Agent at its address specified in Section 13.4 hereof with immediately available funds covering such Lender’s Ratable Share of the borrowing, and the Agent shall pay over such immediately available funds to the Borrower.

(b) Conversion/Continuation of the Loans. At the Borrower’s election pursuant to notice given to the Agent not later than 11:00 A.M. Cleveland, Ohio time three Business Days prior to such conversion or continuation, any Base Rate Loan may be converted to, or any LIBOR Loan may be continued as, as the case may be, a LIBOR Loan as requested by the Borrower; provided, however, that each conversion and continuation shall be in an amount which is a minimum of $5,000,000, and integral multiples of $1,000,000 in excess thereof; and provided, further, that no Loan may be continued as or converted to a LIBOR Loan at any time that a Default or Event of Default exists. If the Borrower has not timely delivered to the Agent such notice with respect to any terminating Interest Period, the affected LIBOR Loan shall convert to a Base Rate Loan at the end of such Interest Period.

(c) Number of Interest Rate Options. In no event shall the Borrower have more than five LIBOR Loans outstanding at any time.

2.3 The Notes. All Loans shall be evidenced by separate promissory notes payable to the Lenders substantially in the form attached hereto as Exhibit A to be duly executed and delivered by the Borrower at or prior to the Closing Date in the aggregate principal amount of the Commitment (which notes may be referred to herein as the “Notes”). The Lenders may, and are hereby authorized by the Borrower to, set forth on the grids attached to the Notes, or in other comparable records maintained by them, the amount of each Loan, all payments and prepayments of principal and interest received, the current outstanding principal balance, and other appropriate information. The aggregate unpaid amount of any Loan set forth in any records maintained by a Lender with respect to a Note shall be presumptive evidence of the principal amount owing and unpaid on such Note. Failure of a Lender to record the principal amount of any Loan on the grid(s) attached to a Note shall not limit or otherwise affect the obligation of the Borrower hereunder or under such Note to repay the principal amount of such Loan and all interest accruing thereon.

2.4 Fees.

(a) Commitment Fees. The Borrower shall pay to the Agent for the benefit of the Lenders a non-refundable commitment fee of 0.125% per annum (based on a year having 360 days and actual days elapsed) on the excess of the aggregate daily average amount of the Commitment for each month over the sum of the daily average amount of the Loans outstanding for such month. Such commitment fee shall (i) commence to accrue as of the date hereof and continue to and including the Termination Date, (ii) be in addition to any other fee required by the terms and conditions of this Agreement, (iii) be payable monthly in arrears on the last Business Day of each month and on the date the Commitment is terminated, and (iv) be shared by the Lenders in accordance with their Ratable Shares.

(b) Other Fees. The Borrower shall pay to the Agent such other fees as are set forth in the Fee Letter or in any separate agreements among the Borrower, the Agent and the Lenders.

2.5 Prepayment.

(a) Voluntary Prepayments. By notice to the Agent (which shall be in writing or by telephonic communication confirmed by telecopy or other facsimile transmission on the same day as such telephone notice) no later than 11:00 A.M. Cleveland, Ohio time on the Business Day prior to such prepayment (with respect to any Base Rate Loan) or on the third Business Day prior to such prepayment (with respect to any LIBOR Loan), the Borrower may, at its option, prepay the Loans in whole at any time or in part from time to time without penalty or premium (except as provided in Section 2.5(d)); provided, however, that each partial prepayment of the Loans shall be in the aggregate principal amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof.

(b) Mandatory Prepayments.

(i) Loans in Excess of Commitment. If at any time the outstanding principal amount of the Loans exceeds the Commitment, the Borrower shall immediately prepay the Loans, without penalty or premium (except as provided in Section 2.5(d)), in an amount necessary to cause the outstanding principal amount of the Loans not to exceed the Commitment. All accrued interest on the amount prepaid shall be paid with the prepayment.

(ii) Issuance of Additional Tower Notes. If the Tower Notes Issuers, or any of them, issue any Additional Tower Notes (other than Additional Tower Notes issued in substitution or exchange for other outstanding Tower Notes), whether pursuant to

Section 2.12 of the Tower Notes Indenture or otherwise, the Borrower shall make a mandatory prepayment of the Loans, as soon as such proceeds become available to the Issuer Entity, but in any event no later than the next Payment Date (as that term is defined in the Tower Notes Indenture) in respect of the Collection Period (as that term is defined in the Tower Notes Indenture) in which such Additional Tower Notes are issued, in an amount equal to the least of (A) 100% of the aggregate face amount of such Additional Tower Notes, net of any expenses reasonably incurred by the Issuers in connection with such issuance, (B) if such proceeds are deposited into the Collection Account, the amount available to be distributed to or at the direction of the Issuer Entity pursuant to clause Twentieth of Section 5.01(a) of the Tower Notes Indenture on such next Payment Date, (C) the amount of all outstanding Obligations or (D) that amount that, when applied to reduce the outstanding principal amount of the Loans, after giving effect to such prepayment and the issuance of such Additional Tower Notes, would result in the outstanding principal amount of the Loans being equal to the Maximum Borrowing Amount as of the date of such prepayment.

(iii) Sale of Towers. If any Consolidated Party sells or otherwise disposes of any towers the cash flow of which has been included in any calculation of the Maximum Borrowing Amount, the Borrower shall immediately notify the Agent of such sale or disposition and deliver to the Agent a certificate in form and substance satisfactory to the Agent showing in reasonable detail the calculation of the Maximum Borrowing Amount after giving effect to such sale or other disposition and not including in such calculation any cash flow attributable to such towers. If the outstanding principal amount of the Loans exceeds the Maximum Borrowing Amount as so recalculated, the Borrower shall, within two Business Days of such sale or other disposition, make a mandatory prepayment of the Loans in an amount equal to that amount that, when applied to reduce the outstanding principal amount of the Loans, would result in the outstanding principal amount of the Loans being equal to the Maximum Borrowing Amount as of the date of such prepayment, or such higher amount as may be required pursuant to Section 8.1(c).

(iv) Sale of Crown Australia. If all or substantially all of the Equity Interests or assets of Crown Australia or any of the Subsidiaries of Crown Australia are sold, transferred or otherwise disposed of, then the Borrower shall make a mandatory prepayment of the Loans in an amount equal to the least of (A) $100,000,000, (B) the aggregate amount of Loan proceeds that have been used, or designated for use pursuant to any Borrowing Requests, to make Capital Distributions by Crown International during the period from the Closing Date to the date of such sale, transfer or other disposition and (C) the amount of all outstanding Obligations. Such mandatory prepayment shall be made within two Business Days of the consummation of such sale, transfer or other disposition.

(c) Application of Prepayments. All prepayments made pursuant to this Section 2.5 shall be applied as follows: first, to any LIBOR Prepayment Premium then due, then to accrued interest and then to the outstanding principal of the Loans. For purposes of the calculation of interest and the determination of whether any LIBOR Prepayment Premium is due in connection with any such prepayment of LIBOR Loans, such principal prepayments shall be applied first to the Base Rate Loans and then to the LIBOR Loans with the shortest remaining Interest Periods. No prepayment shall reduce the amount of the Commitment, provided that the Commitment shall be immediately and automatically reduced by the amount of any prepayment made, or required to be made, pursuant to Section 2.5(b)(iv).

(d) LIBOR Prepayment Premium. The Borrower shall pay to the Agent, for the benefit of the Lenders, the applicable LIBOR Prepayment Premium upon any prepayment or conversion (whether voluntary or involuntary) of any LIBOR Loan not made on the last day of the applicable Interest Period.

2.6 Reserves or Deposit Requirements, Etc. If at any time any Regulatory Change (including without limitation, any change in Regulation D of the Board of Governors of the Federal Reserve System) shall impose upon, modify, require, make or deem applicable to the Agent or any Lender (or its holding company) any reserve, special deposit requirement (other than reserves included in the LIBOR Reserve Percentage, the effect of which is reflected in the interest rate of any LIBOR Loan), insurance assessment or similar requirement against assets held by any Lender or deposits in any Lender or for the amount of any loans by any Lender, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Lender of taking or maintaining hereunder any LIBOR Loan or to reduce the amount of principal, interest or fees received by such Lender with respect to any such Loan, then such Lender shall notify the Borrower and the Agent of such occurrence. Thereafter, within ten days after written demand by such Lender, the Borrower shall pay to such Lender additional amounts sufficient to compensate and indemnify such Lender for such increased cost or reduced amount. A statement as to the increased cost or reduced amount as a result of any event mentioned in this Section shall be submitted by such Lender to the Agent and to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.7 Tax Law, Increased Costs, Etc. In the event that any Lender shall, with respect to this Agreement or any transaction under this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever, or any change in the basis of taxation of any amounts payable to such Lender under this Agreement or with respect to any transaction under this Agreement, and if any such measure or any other similar measure shall result in an increase in the costs to such Lender of making or maintaining any LIBOR Loan or in a reduction in the amount of principal, interest or other payments ultimately receivable by such Lender in respect of such Loan (other than, for purposes of this Section 2.7, any such increased costs resulting from (a) Indemnified Taxes or Other Taxes (as to which Section 2.13 shall govern), and (b) changes in the basis of taxation upon the net income of such Lender), then such Lender shall notify the Agent and the Borrower stating the reasons therefor. The Borrower shall thereafter pay to such Lender within ten days after written demand such additional amounts as will compensate such Lender for such increased cost or reduced amount. A statement as to any such increased cost or reduced amount shall be submitted by such Lender to the Agent and the Borrower which statement shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.8 Eurodollar Deposits Unavailable or Interest Rate Unascertainable. If any Lender determines that dollar deposits of the relevant amount for the relevant Interest Period are not available to it in the applicable Eurodollar market or if the Agent determines that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to such Interest Period, or if any Lender determines that the LIBOR Rate does not adequately reflect the cost to such Lender of making such Loan, as the case may be, the Agent or such Lender shall promptly give notice of such determination to the Agent and to the Borrower, and any request for a new LIBOR Loan or notice of conversion of an existing Loan to a LIBOR Loan given thereafter or previously given by the Borrower and not yet made or converted shall be deemed a notice to make a Base Rate Loan.

2.9 Changes in Law Rendering LIBOR Loans Unlawful. If at any time any Regulatory Change shall make it unlawful for any Lender to fund any LIBOR Loan which it has committed to make hereunder with moneys obtained in the applicable Eurodollar market, such Lender shall notify the Agent and the Borrower, and the obligation of the Lenders to fund such Loan shall, upon the happening of such event, forthwith be suspended until the Agent shall notify the Borrower that such illegality has ceased. If any such change makes it unlawful for any Lender to continue in effect the funding in the applicable Eurodollar market of any LIBOR Loan previously made by it hereunder, such Lender shall, upon the happening of such event, notify the Agent and the Borrower thereof in writing stating the reasons therefor, and the Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such Regulatory Change on such date as shall be specified in such notice, either convert all such Loans to Base Rate Loans or prepay all such Loans in full.

2.10 Funding. Any Lender may, but shall not be required to, make LIBOR Loans hereunder with funds obtained outside the United States.

2.11 Indemnity. Without prejudice to any other provisions of Sections 2.6 through 2.10 or to the obligation of the Borrower to pay the LIBOR Prepayment Premium pursuant to Section 2.5(d), the Borrower hereby agrees to indemnify the Agent and each Lender against any loss or expense which the Agent or any Lender may sustain or incur as a consequence of the Borrower’s failure to borrow any LIBOR Loan requested pursuant to this Agreement, or the Borrower’s failure to continue any LIBOR Loan or convert any Base Rate Loan to a LIBOR Loan, in either case after notice of such continuation or conversion shall have been given to the Agent pursuant to Section 2.2(b), or any default by the Borrower in payment when due of any amount due hereunder in respect of any LIBOR Loan or any prepayment or conversion by the Borrower of a LIBOR Loan prior to the end of its Interest Period, whether voluntarily or as required pursuant to the terms hereof, including, but not limited to, any premium or penalty incurred by such Lender in respect of funds borrowed by it for the purpose of making or maintaining such Loan, as determined by such Lender; provided, however, that such indemnification shall be net of any LIBOR Prepayment Premium received by such Lender in respect of any such action or inaction of the Borrower. A statement as to any such loss or expense shall be submitted by such Lender to the Agent and the Borrower for payment under the aforesaid indemnification, which statement shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

2.12 Capital Adequacy. If any Lender shall determine that any Regulatory Change regarding capital adequacy or compliance by such Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority, central bank or comparable agency has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s holding company) as a consequence of its obligations hereunder to a level below that which such Lender (or its holding company) could have achieved but for such Regulatory Change or compliance (taking into consideration such Lender’s policies or the policies of its holding company with respect to capital adequacy) by an amount which such Lender deems to be material, then from time to time, within ten days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its holding company) for such reduction. A certificate of such Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure on the part of any Lender to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.

2.13 Taxes. Without duplication of any other Section of this Agreement, including, without limitation, Section 2.7:

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, provided, that the Borrower hereby indemnifies the Agent and the Lenders and holds them harmless from and against any and all liabilities, fees or additional expenses with respect to or resulting from any delay in paying, or omission to pay, such amounts, and (iv) within thirty days after the payment by the Borrower of any such Indemnified Taxes or Other Taxes, the Borrower shall furnish the Agent with the original or a certified copy of the receipt, if any, evidencing payment thereof, or such other information as the Agent may reasonably require to establish to its satisfaction that full and timely payment of such Indemnified Taxes and Other Taxes has been made.

(b) The Borrower agrees to pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower agrees to indemnify each Lender and Agent for the full amount of Indemnified Taxes and Other Taxes (including, without limitation, the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Lender or Agent, as the case may be, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom and with respect thereto. Each Lender shall notify the Borrower and the Agent of any payment of

Indemnified Taxes or Other Taxes required or requested of it. Upon notice from such Lender that Indemnified Taxes or Other Taxes or any liability relating thereto (including penalties, additions to tax, and interest and expenses) have been paid, the Borrower shall pay or reimburse such Lender therefor within ten days of such notice. Such Lender shall include with any such notice a statement setting forth in reasonable detail the basis and calculation of any such payment or reimbursement to be made to it hereunder, which statement shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

(d) On or prior to the date of execution and delivery of this Agreement in the case of each Lender that is listed on the signature pages of this Agreement, and on or prior to the date of assignment in the case of each Lender that is an assignee pursuant to Section 13.7, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so):

(i) Each Lender that is a “United States person” that is not a “domestic” corporation (as such term is defined in Section 7701(a)(30) of the Code) shall provide each of the Borrower and Agent with an original Internal Revenue Service Form W-9, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed; and

(ii) Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall provide each of the Borrower and Agent with either:

(1) An original Internal Revenue Service Form W-8BEN, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or under the Notes; or

(2) A certificate that it is not (I) a “bank” (as defined in Section 881(c)(3)(A) of the Code), (II) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, or (III) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code); and an original Internal Revenue Service Form W-8BEN or Form W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed, certifying that such Lender meets the requirements of Section 871(h)(2)(B)(ii) and Section 871(h)(5) of the Code and the regulations promulgated thereunder.

(e) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (d) of this Section 2.13 (other than if such failure is due to a Regulatory Change occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (d) of this Section 2.13), such Lender shall not be entitled to any increase in the amounts payable or any indemnification under subsection (a) or (c), respectively, of this Section 2.13 with respect to Indemnified Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Indemnified Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender in recovering such Indemnified Taxes.

(f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Section 2.7 and this Section 2.13 shall survive the termination of this Agreement and the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

(g) Each Lender agrees that, in the event of a payment of an increased amount by the Borrower with respect to such Lender pursuant to subsection (a) or (b) of this Section 2.13 or a demand by such Lender for indemnification from the Borrower pursuant to subsection (c) of this Section 2.13, it will, if requested by the Borrower, use commercially reasonable efforts (consistent with overall policy considerations of such Lender and legal and regulatory restrictions) to designate a different applicable lending office if the making of such designation will avoid the need for, or reduce the amount of, such increased amount paid or such indemnification; provided, however, that the making of such designation will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender, its Affiliates or Subsidiaries.

(h) Nothing contained in this Section 2.13 shall require any Lender or the Agent to make available any of its tax returns or any other information that it deems to be confidential or proprietary. Nothing herein contained shall interfere with the rights of each Lender to arrange its tax affairs in whatever manner it thinks fit; and, in particular, each Lender shall be under no obligation to claim credit, relief, remission or repayment from or against its profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it or to disclose any information relating to its tax affairs.

SECTION 3. INTEREST; PAYMENTS.

3.1 Interest.

(a) Subject to Section 3.1(c), prior to maturity, LIBOR Loans shall bear interest at the LIBOR Rate plus the Applicable Margin and Base Rate Loans shall bear interest at the Base Rate.

(b) The Applicable Margin shall be determined by the Agent quarterly, based on the financial statements and the Compliance Certificate delivered to the Lenders pursuant to Sections 7.5(c) and (d). Any change in the interest rate on the Loans due to a change in the Applicable Margin shall be effective on the fifth Business Day after delivery of such financial statements and Compliance Certificate; provided, however, that if any such quarterly financial statements and Compliance Certificate indicate an increase in the Applicable Margin and such financial statements and certificate are not provided within the time period required in Section 7.5(c) and (d), the increase in the interest rate due to such increase in the Applicable Margin shall be effective retroactively as of the fifth Business Day after the date on which such financial statements and certificate were due. The Borrower shall deliver to the Lenders with each set of quarterly financial statements that indicate a change in the Applicable Margin a notice with respect to such change, which notice shall set forth the calculation of, and the supporting evidence for, such change.

(c) Upon the occurrence of any Event of Default, the entire outstanding principal amount of each Loan and (to the extent permitted by law) unpaid interest thereon and all other amounts due hereunder shall bear interest, from the date of occurrence of such Event of Default until the earlier of the date such Loan is paid in full and the date on which such Event of Default is cured or waived in writing, at the Default Interest Rate which shall be payable upon demand. Nothing in this Section 3.1(c) shall affect the rights of the Agent or the Lenders to exercise any rights or remedies hereunder or under the Loan Documents or applicable law arising upon the occurrence and continuance of an Event of Default.

(d) Interest shall be computed on a Three Hundred Sixty day year basis calculated for the actual number of days elapsed. Interest accrued on each Loan shall be paid monthly in arrears on the last Business Day of each month after the date hereof until such Loan is paid in full and on the date such Loan is paid in full, and, in addition, interest accrued on each LIBOR Loan shall be paid on the last day of the Interest Period thereof.

3.2 Manner of Payments.

(a) Prior to the last Business Day of each month and the end of each Interest Period, the Agent shall render a statement to the Borrower of all amounts due to the Agent and the Lenders for principal, interest and fees hereunder. All amounts listed on each such statement shall be due and payable on the last Business Day of such month or, as the case may be, the last day of such Interest Period, in respect of which such statement was sent. As to all other Obligations which become due and payable other than on a fixed date by their terms, the Agent shall advise the Borrower by a written statement that they are due and payable, and the Borrower shall pay the same within ten days of receipt of such statement. If any amounts are not paid by the Borrower when due and payable, such amounts shall bear interest at the Default Interest Rate, and the Lenders may then charge any account of the Borrower for such Obligation in the amount due to the Lenders. Any failure by the Agent to render any such statement or give any such advice shall in no way relieve the Borrower of any liability for or obligation to pay any amount due and payable hereunder.

(b) Whenever any payment to be made hereunder, including without limitation any payment to be made on a Note, shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in each case be included in the computation of the interest payable on such Note.

(c) Unless otherwise provided in this Agreement, all payments or prepayments made or due hereunder or under the Notes shall be made in immediately available funds by federal funds wire transfer, and without setoff, deduction or counterclaim, to the Agent prior to 11:00 A.M., Cleveland time, on the date when due, at its offices at 127 Public Square, Cleveland, Ohio 44114, or at such other place as may be designated by the Agent. Funds received after 11:00 A.M., Cleveland time, shall be deemed to have been received on the next Business Day. To the extent any such payment is made for the ratable benefit of the Lenders, the Agent shall promptly distribute such payment to the Lenders in accordance with their respective Ratable Shares.

SECTION 4. CLOSING.

The closing of the funding of the initial Loans hereunder shall take place at the offices of the Agent at 127 Public Square, Cleveland, Ohio 44114 on or about August 1, 2005, or such other date and place as to which the parties may agree (the “Closing” and the “Closing Date”). Subject to the terms and conditions hereof, upon the fulfillment or waiver in writing of all the conditions precedent set out in Section 6 below, and the delivery to the Agent of the Notes, the Lenders shall make such Loans as the Borrower may request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

To induce the Lenders to enter into this Agreement and to make the Loans, the Borrower and the Guarantors, jointly and severally, represent and warrant as follows:

5.1 Organization and Powers. Each Consolidated Party is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation. Each Consolidated Party is duly qualified or registered to conduct business and in good standing under the laws of each jurisdiction in which the character of its business or the ownership of its assets makes such qualification or registration necessary, except where failure to so qualify or register could not reasonably be expected to have a Material Adverse Effect. Each Consolidated Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into, and perform its obligations under, each of the following to which it is a party: this Agreement, the Loan Documents, the Acquisition Agreement and each other document in connection with the transactions contemplated thereby. The Borrower has all requisite power and authority to incur the indebtedness contemplated hereunder and evidenced by the Notes.

5.2 Authorization. All necessary actions on the part of the Loan Parties to authorize the execution and delivery of this Agreement, the Loan Documents and the Acquisition Agreement, and the performance of the obligations of the Loan Parties herein and therein, have been taken. This Agreement, each Loan Document and the Acquisition Agreement have been duly authorized and executed and are valid and legally binding upon each Loan Party to the extent it is a party thereto, and enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency or like laws affecting creditors rights generally and the availability of equitable remedies.

5.3 Financial Statements. The Borrower has provided to the Lenders complete and correct copies of (a) the audited consolidated financial statements for Crown International and its Subsidiaries for the fiscal years ended December 31, 2004, and December 31, 2003, (b) the unaudited pro forma condensed consolidated balance sheet of Crown Castle Towers LLC and the Asset Entities as of December 31, 2004, and the unaudited pro forma condensed consolidated statement of operations for each of the years in the two-year period ended December 31, 2004, and (c) the unaudited consolidating balance sheets and income statements for Crown Castle Operating Company for the twelve month periods ended December 31, 2004, December 31, 2003, and December 31, 2002 (collectively, the “Financial Statements”). The Financial Statements disclose all material contingent liabilities and present fairly the financial condition of Crown International and its Subsidiaries, Crown Castle Towers LLC and the Asset Entities, and the Borrower and its Subsidiaries, as of the dates and for the periods indicated and have been prepared consistent with GAAP, subject in the case of statements for interim periods to the absence of footnotes and to normal year-end adjustments.

5.4 Projections. The Borrower has provided to the Lenders complete and correct copies of the Consolidated Parties’ projections for the calendar years 2005 and 2006. Such projections were prepared on an operating basis. Such projections represent the Loan Parties’ good faith estimate of projected future operations as of the date of this Agreement, have been prepared based on assumptions that the Loan Parties believe to be reasonable and assume the consummation of the transactions contemplated by the Acquisition Agreement. As of the date hereof, there are no facts which are known to any Loan Party which such Loan Party believes would cause a material adverse change in such projections.

5.5 Capitalization. Schedule 5.5 attached hereto sets forth, as of the date hereof each Subsidiary of Crown International. Except as set forth on Schedule 5.5, each Subsidiary of Crown International is wholly owned, directly or indirectly, by Crown International. All of the issued and outstanding Equity Interests of each Consolidated Party have been duly and validly issued and are fully paid and nonassessable. All of the authorized, issued and outstanding Equity Interests of the Borrower and its Subsidiaries are free and clear of any Liens, except (a) as disclosed on Schedule 5.5, (b) for the Liens in favor of the Agent pursuant to the Pledge Agreement and (c) in the case of certain Subsidiaries of CC Towers Holding, for Liens in favor of the indenture trustee under the Tower Notes Indenture. None of the Equity Interests of any Consolidated Party has been issued in violation of the Securities Act of 1933, as amended, or the securities or “Blue Sky” or any other applicable laws, rules or regulations of any applicable jurisdiction. Except as set forth on Schedule 5.5, as of the date hereof, neither the Borrower nor any of its Subsidiaries has any commitment or obligation, either firm or conditional, to issue, deliver, purchase or sell, under any offer, option agreement, put or call agreement, bonus agreement, purchase plan, incentive plan, compensation plan, warrant, conversion rights, operating agreement, contingent share agreement, stockholders agreement, partnership agreement or otherwise, any Equity Interests.

5.6 Title to Properties; Patents, Trademarks, Etc. Each Consolidated Party has, and will have after consummation of the transactions contemplated by the Acquisition Agreement, good and marketable title to all of its material assets, whether real or personal, tangible or intangible, free and clear of any Liens or adverse claims or interests, except Permitted Liens. Each Consolidated Party owns or possesses, and will own and possess after giving effect to the consummation of the transactions contemplated by the Acquisition Agreement, the valid right to use all the material patents, patent applications, patent and know-how licenses, inventions, technology, permits, trademark registrations and applications, product designs, applications, processes, trademarks, service marks, trade names, copyrights and licenses and rights in respect of the foregoing used or necessary for the conduct of its business (collectively, “proprietary rights”). No Consolidated Party is aware of any existing or threatened infringement or misappropriation of (a) any such proprietary rights of others by any Consolidated Party or (b) any proprietary rights of any Consolidated Party by others, that could either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

5.7 Litigation; Proceedings. Except as could not reasonably be expected to have a Material Adverse Effect, (a) there is no action, suit, complaint, proceeding, inquiry or investigation at law or in equity, or by or before any court or governmental instrumentality or agency, nor any order, decree or judgment in effect, now pending or, to the best of the Consolidated Parties’ knowledge, threatened against or affecting any Consolidated Party or any of its properties or assets, and (b) there is no application, petition, complaint, proceeding or investigation pending or, to the best of the Consolidated Parties’ knowledge, threatened, with respect to any License or which could restrict in any material manner the ownership, operation or license status of any Material Towers.

5.8 Taxes. All federal and state, local and foreign tax returns (including information returns), reports and statements (including, without limitation, those relating to income taxes, withholding, social security and unemployment taxes, sales and use taxes and franchise taxes) required to be filed by any Consolidated Party have been properly filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, which returns, reports and statements are complete and accurate in all respects, and all taxes and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, in each case, except to the extent that such failure to do so could not, individually or together with any such other failures, reasonably be expected to have a Material Adverse Effect. As of the date hereof, no Consolidated Party has filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any federal, state, local or foreign taxes or other impositions other than relating to extensions to file tax returns for 2004. Except as could not reasonably be expected to have a Material Adverse Effect, all tax deficiencies asserted or assessments made as a result of any examinations conducted by the Internal Revenue Service or any other Governmental Authority relating to any Governmental Authority have been fully paid or are being contested in accordance with the provisions of Section 7.4. To the best of the Consolidated Parties’ knowledge, no federal, state, local or foreign tax authority has raised any issues that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9 Absence of Conflicts. The execution, delivery and performance by each Loan Party of this Agreement, the Loan Documents, the Acquisition Agreement and all actions and transactions contemplated hereby and thereby will not (a) violate, be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default (i) under any provision of any of the Organizational Documents of any Consolidated Party, (ii) under any material arbitration award or any material order, judgment or decree of any court or of any other Governmental Authority, (iii) under any License relating to any Material Towers or under which the Borrower or any of its Subsidiaries operates or will operate after giving effect to the consummation of the Acquisition Agreement which breach or default of such License could reasonably be expected to have a Material Adverse Effect, (iv) under any applicable Law (including without limitation, (A) the Communications Act of 1934, as amended, (B) any rule, regulation or policy of the FCC, the FAA or any other Licensing Authority or (C) Regulations T,

U or X of the Board of Governors of the Federal Reserve System) or (v) in any material respect under the Tower Notes Indenture, any Crown International Indenture or any material agreement, instrument or document relating to any Material Towers or to which any Consolidated Party is a party, or by which any Consolidated Party or any of their respective properties is bound, or (b) result in the creation or imposition of any Lien of any nature whatsoever, other than those Liens arising hereunder or under the Loan Documents, upon any of the properties of any Consolidated Party.

5.10 Indebtedness. No Consolidated Party has any material Indebtedness of any nature, whether due or to become due, absolute, contingent or otherwise, including Indebtedness for taxes and any interest or penalties relating thereto, except (a) liabilities reflected in the Financial Statements, (b) the liability of the Borrower to pay legal and accounting fees and reasonable closing expenses in connection with this Agreement, and (c) Indebtedness permitted pursuant to Section 8.1.

5.11 Compliance. No Consolidated Party nor the construction, ownership or operation of any Tower Site is in material violation of any provision of its Organizational Documents or of any Law of the United States of America, the FCC, the FAA, or any other federal, state, county, municipal or other Governmental Authority applicable to it (other than any Law covered by Section 5.8), any material portion of its properties, the maintenance of any Material Towers or the conduct of its business. No Consolidated Party has violated or breached in any material respect the provisions of the Tower Notes Indenture, any Crown International Indenture, any other material indenture, License, agreement, note, lease or other instrument or document to which it is a party or by which it is bound, nor does there exist any material default, or any event or condition which, upon notice or lapse of time, or both, would become a material default, under the Tower Notes Indenture, any Crown International Indenture, any other material indenture, License, agreement, note, lease, or other instrument or document. Each Consolidated Party has the legal right and authority, including without limitation, necessary authorizations from the FCC and the FAA, to conduct its business as now conducted or proposed to be conducted.

5.12 Statements Not Misleading. No statement, representation or warranty made by any Loan Party or any other party (other than the Agent and the Lenders) in or pursuant to this Agreement or the Exhibits attached hereto or any of the Loan Documents contains or will contain any untrue statement of a material fact, nor omits or will omit to state a material fact necessary to make such statement not misleading or otherwise violates any federal or state securities law, rule or regulation. There is no fact known to any Loan Party that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein.

5.13 Consents or Approvals. No material consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person (including, without limitation, the FCC, the FAA or any other Licensing Authority) is required to be obtained by any Consolidated Party in connection with the execution, delivery or performance of this Agreement, any Loan Document or the Acquisition Agreement, including, without limitation, in connection with the granting of liens and security interests in the Equity Interests of the Pledged Companies, that has not already been obtained or completed, except for such actions as are expressly required to be taken pursuant to the Loan Documents.

5.14 Material Contracts and Commitments.

(a) Other than this Agreement, the Loan Documents and the Management Agreement, neither the Borrower nor the Manager is a party to or bound by any material contracts, licenses or commitments, as of the Closing Date (both before and after giving effect to the transactions contemplated by the Acquisition Agreement), whether oral or written, including, without limitation, (a) those governing any Indebtedness; (b) any security agreement, pledge agreement, mortgage or guaranty; (c) management, construction supervision, service or employment agreements, conditional sales contracts or leases of real or personal property, which involve expenditures in excess of $1,000,000 in any single case; (d) collective bargaining agreements; (e) contracts or commitments for the future purchase or sale of goods, other than those which involve the payment or receipt of less than $1,000,000 in any single case; (f) contracts or commitments which involve a capital expenditure in excess of $1,000,000 in any single case; (g) any Licenses; (h) any Tower Site leases, licenses and management agreements; or (i) any management agreements.

(b) Acquisition Co., as of the Closing Date, is not a party to any material contracts, licenses or commitments other than the Acquisition Agreement, the agreements, documents and instruments related to the Acquisition Agreement, and any agreements, contracts and commitments acquired or incurred pursuant to the Acquisition Agreement.

5.15 Employee Benefit Plans. No Consolidated Party or any member of the Controlled Group has or will have, or reasonably anticipates having, any material liability (including any withdrawal liability under Section 4201 of ERISA) to or in respect of any Plan or Benefit Arrangement, excluding any liabilities that are accrued, paid or funded. With respect to the Plans and Benefit Arrangements currently maintained by any Consolidated Party or any member of the Controlled Group (and excluding any matters that could not reasonably be expected to result in any material unfunded and unaccrued liability to any Consolidated Party): (a) a favorable determination letter has been received with respect to each Plan that is intended to be qualified under Code Section 401(a); (b) each Plan complies in all material respects with all applicable requirements of law, has been administered in accordance with its terms and all required contributions have been made; (c) neither any Consolidated Party nor any member of the Controlled Group knows or has reason to know that any Consolidated Party or any member of the Controlled Group has engaged in a transaction which would subject it to any tax, penalty or liability under ERISA or the Code for any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; and (d) no Plan is in violation of the minimum funding requirements under ERISA Section 302 or Code Section 412. There are no pending or threatened claims, actions, lawsuits or actions by any Governmental Authority with respect to any Plan that could reasonably be expected to result in any material unfunded and unaccrued liability to any Consolidated Party.

5.16 Licenses and Registrations. The Consolidated Parties hold all of the material Licenses that are necessary for the lawful ownership, construction, management or operation of all Tower Sites or of the business of the Consolidated Parties in the manner and to the full extent they are currently owned, constructed, managed and operated. All of the material Licenses of the Consolidated Parties have been duly and validly issued to and are legally held by the Consolidated Parties and are in full force and effect without condition except those of general application. Except as could not reasonably be expected to have a Material Adverse Effect, such Licenses have been issued in compliance with all applicable laws and regulations, are legally binding and enforceable in accordance with their terms and are in good standing. The Consolidated Parties know of no facts or conditions that would constitute grounds for any Licensing Authority to deny any pending material application for a License with respect to any Material Towers, to suspend, revoke, materially adversely modify or annul any License with respect to any Material Towers or to impose a material financial penalty on any Consolidated Party. All Material Towers that are required to be registered with the FCC have either been so registered or are in the process of being registered.

5.17 Government Regulation. No Consolidated Party is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Investment Company Act of 1940, as amended, the Federal Power Act or any other Law limiting its ability to incur Indebtedness for borrowed money.

5.18 Absence of Material Adverse Effect. No Material Adverse Effect has occurred since December 31, 2004, and is continuing.

5.19 Defaults. No Default or Event of Default now exists or will exist upon the making of any Loan.

5.20 Securities Laws. No proceeds of any Loan will be used by any Consolidated Party to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, except for Capital Distributions by Crown International permitted hereunder that comply with the requirements of such Law. Neither the registration of any security under the Securities Act of 1933, as amended, or the securities laws of any state, nor the qualification of an indenture in respect thereof under the Trust Indenture Act of 1939, as amended, is required in connection with the consummation of this Agreement or the execution and delivery of the Notes.

5.21 Insurance. All policies of insurance of any kind or nature owned by or issued to any Consolidated Party, including, without limitation, policies of fire, theft, public liability, property damage, other casualty, employee fidelity, worker’s compensation, employee health and welfare, title, property and liability insurance, comply with the requirements of Section 7.3, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of the size and character of such Consolidated Party and engaged in a similar business. In the past three years, no Consolidated Party has been refused insurance for which it applied or had any policy of insurance terminated (other than at its request).

5.22 Labor Matters. There are no material strikes, unfair labor practice charges or other labor disputes or grievances pending or, to the best of the Consolidated Parties’ knowledge, threatened against any Consolidated Party. No Consolidated Party has received any written complaints, and has no knowledge of any threatened complaints, nor to the best of the Consolidated Parties’ knowledge are any such complaints on file with any Governmental Authority, alleging material employment discrimination by any Consolidated Party. All payments due from any Consolidated Party pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of such Consolidated Party. All material payments due under any collective bargaining agreement to which any Consolidated Party is a party have been paid or accrued as a liability on the books of such Consolidated Party. Each Consolidated Party has complied in all material respects with all legal requirements applicable to the employment of labor including, without limitation, the Fair Labor Standards Act and all requirements applicable relating to the classification of service providers as independent contractors.

5.23 Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each Consolidated Party has obtained all permits, licenses and other authorizations, and has filed all certificates and reports, that are required under all Environmental Laws, is in compliance with all terms and conditions of all such permits, licenses and authorizations, and the Consolidated Parties and their properties are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, including, without limitation, all Environmental Laws in all jurisdictions in which any Consolidated Party owns, maintains or manages a Tower Site, a facility or site, arranges or has arranged for disposal or treatment of Hazardous Materials, solid waste or other wastes, accepts or has accepted for transport any Hazardous Materials, solid waste or other wastes or holds or has held any interest in real property or otherwise.

(b) No Environmental Claim has been issued, no complaint has been filed, no penalty has been assessed and no litigation, proceeding, investigation or review is pending or threatened by any Person with respect to any alleged failure by any Consolidated Party or any predecessor owner or operator of any of their respective properties to comply in any respect with any Environmental Law or to have any permit, license or authorization required in connection with the conduct of their respective businesses or with respect to any generation, treatment, storage, recycling, transportation, use, disposal or Release of any Hazardous Materials generated by them or with respect to any real property in which any Consolidated Party holds or has held an interest or any past or present operation of any Consolidated Party.

(c) There are no Environmental Laws requiring any work, repairs, construction, capital expenditures or other remedial work of any nature whatsoever, with respect to any real property in which any Consolidated Party holds or has held an interest or any past or present operation of any Consolidated Party.

(d) No Consolidated Party has handled any Hazardous Material, on any property now or previously owned or leased by any Consolidated Party, and:

(i) no PCBs are present at any property now or previously owned or any premises now or previously leased by any Consolidated Party;

(ii) no asbestos is present at any property now or previously owned or any premises now or previously leased by any Consolidated Party;

(iii) no underground storage tanks for Hazardous Materials, active or abandoned, are now or were previously operated at any property now or previously owned by any Consolidated Party, and, with respect to premises now or previously leased by any Consolidated Party, no underground storage tanks for Hazardous Materials, active or abandoned, are now or were previously operated by any Consolidated Party; and

(iv) no Hazardous Materials have been Released at, on or under any property now or previously owned or any premises now or previously leased by any Consolidated Party.

(e) No Hazardous Material generated by any Consolidated Party has been recycled, treated, stored, disposed of or Released by any Consolidated Party at any location.

(f) There are no Liens arising under or pursuant to any Environmental Laws on any of the property owned or premises leased by any Consolidated Party, and no government actions have been taken which could reasonably be expected to subject any of such property to such Liens, and no Consolidated Party would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

(g) No Consolidated Party has retained or assumed any liabilities (contingent or otherwise) in respect of any Environmental Claims (i) under the terms of any contract or agreement or (ii) by operation of law as a result of merger, consolidation or the sale, exchange or contribution of assets or stock.

5.24 Solvency. Each Loan Party has received, or has the right hereunder or under the Loan Documents to receive, consideration that is the reasonably equivalent value of the obligations and liabilities that such Loan Party has incurred to the Lenders. No Loan Party is insolvent as defined in Section 101 of Title 11 of the United States Code or any applicable state insolvency statute, nor, after giving effect to the consummation of the transactions contemplated herein and in the Acquisition Agreement, will any Loan Party be rendered insolvent by the execution and delivery of this Agreement, the Notes or the Loan Documents to the Lenders. No Consolidated Party is engaged, and no Consolidated Party is about to engage, in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to the Lenders incurred hereunder. No Consolidated Party intends to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

5.25 Acquisition Agreement; Tower Notes Indenture; Offering Memorandum; and Crown International Securities Filings.

(a) The Borrower has provided to the Agent a complete and correct copy of the Acquisition Agreement as in effect as of the date hereof. The Acquisition Agreement is in full force and effect. No material breach or violation of any of the provisions of the Acquisition Agreement exists thereunder or will exist after giving effect to the making of the initial Loans on the Closing Date. The Acquisition Agreement and such other agreements and documents have not been amended or modified in any material respect, and no material provisions thereof have been waived.

(b) The Borrower has provided to the Agent complete and correct copies of each of the Tower Notes Indenture Documents. No default or event of default has occurred and is continuing under any of the Tower Notes Indenture Documents, and each Tower Notes Indenture Document is in full force and effect. No Tower Notes Indenture Document has been amended or modified except as expressly permitted pursuant to Section 8.6.

(c) Crown International has filed all reports (including proxy statements) and registration statements required to be filed with the Securities and Exchange Commission since January 1, 2004 (collectively, the “SEC Reports”). None of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE LENDERS.

The obligations of the Lenders to make any Loan and the performance by the Lenders of the other actions to be taken by them on or after the Closing Date are subject to the fulfillment or waiver in writing of each of the following conditions precedent. The Borrower shall deliver to the Agent copies for each Lender of each document, instrument or other item to be delivered pursuant to this Section 6.

6.1 Compliance. All of the representations and warranties of the Loan Parties herein and in the Loan Documents shall be true in all material respects on and as of the Closing Date and the date of any subsequent Loan, as if made on and as of such date, both before and after giving effect to the making of the proposed Loan, except to the extent that any thereof expressly relate to an earlier date, in which case such representations and warranties shall have been true in all material respects as of such earlier date. The Loan Parties shall have performed and be in compliance with all the provisions of this Agreement and each Loan Document, and no Default or Event of Default shall have occurred and be continuing, on and as of the Closing Date and the date of any subsequent Loan, before and after giving effect to the making of the proposed Loan. Each request by the Borrower for a Loan shall, in and of itself, constitute a representation and warranty that the Borrower, as of the date of such Loan, is in compliance with this Section.

6.2 Security Agreement. On the Closing Date, the Borrower shall have delivered to the Agent a Security Agreement, in form and substance satisfactory to the Agent (the “Security Agreement”), pursuant to which the Borrower shall grant to the Agent, for the benefit of the Lenders, a security interest in all Control Accounts and all assets contained therein or credited thereto.

6.3 Pledge Agreement. On the Closing Date, the Borrower and Crown USA shall have executed and delivered to the Agent a pledge agreement, in form and substance satisfactory to the Agent, granting to the Agent, for the benefit of the Lenders, a first priority security interest in (a) all of the Equity Interests of Acquisition Co. and (b) 66% of the total outstanding Equity Interests of Crown Australia; the Borrower and Crown USA shall have delivered to the Agent all certificates evidencing such Equity Interests and duly executed blank stock powers in respect thereof and shall have taken all other actions as may be required to effect the grant and perfection of the Agent’s security interest in such Equity Interests; and such Pledge Agreement, and the security interests granted pursuant thereto, shall be in full force and effect.

6.4 Financing Statements. Any financing statements required by the Control Agreements, the Pledge Agreement or any other Loan Documents shall have been duly prepared and delivered to counsel for the Agent for filing of record with the appropriate governmental authorities.

6.5 Acquisition Agreement. The Borrower shall have delivered to the Agent certified copies of the Acquisition Agreement and all other agreements, documents, opinions, certificates and instruments entered into in connection therewith. The transactions contemplated by the Acquisition Agreement shall have been consummated or shall be consummated simultaneously with the making of the initial Loans on the Closing Date, without the waiver of any material term or condition by any party thereto.

6.6 No Indebtedness. On the Closing Date, the Agent shall have received evidence satisfactory to it that (a) the Borrower has no Indebtedness, and (b) no Consolidated Party has any Indebtedness, in each case, except for Indebtedness expressly permitted pursuant to Section 8.1.

6.7 Opinion of Counsel. On the Closing Date, the Agent shall have received the favorable written opinions of counsel to the Loan Parties in New York, Texas, Pennsylvania and Delaware, in each case dated the Closing Date, addressed to the Lenders and in form and substance satisfactory to the Agent.

6.8 Insurance Certificates. The Borrower shall have furnished to the Agent on or prior to the Closing Date satisfactory evidence that the insurance required by Section 7.3 is in full force and effect.

6.9 Financial Information.

(a) On the Closing Date, the Borrower shall have delivered to the Agent a pro forma consolidated balance sheet and income statement for the Borrower and its Subsidiaries on a consolidated basis as of the Closing Date.

(b) On, or one Business Day prior to, the date of each borrowing hereunder, the Borrower shall have delivered to the Agent a pro forma Compliance Certificate in form and substance satisfactory to the Agent showing the Consolidated Leverage Ratio as of the date of, and after giving effect to, such borrowing and the Borrower’s compliance on a pro forma basis with the financial covenants set forth in Section 8.

(c) On the Closing Date, the Borrower shall have delivered to the Agent a solvency certificate in form and substance satisfactory to the Agent executed by the chief financial officer of the Borrower.

6.10 Borrowing Request and Statement of Application of Proceeds. The Borrower shall have delivered to the Agent in respect of each Loan a Borrowing Request, setting forth, among the other things required to be specified in such form, (a) the application of the proceeds of the requested Loan (including whether any such proceeds will be used directly or indirectly to fund any Capital Distribution by Crown International), (b) the recipient of such proceeds and (c) wire transfer instructions. Each borrowing request shall also contain a calculation in reasonable detail of the Maximum Borrowing Amount.

6.11 Organizational Documents. On the Closing Date, the Borrower shall have delivered to the Agent the following:

(a) certificates of good standing for each Loan Party, Pledged Company, Asset Entity and Tower Notes Issuer from the Secretary of State (or other appropriate governmental body) of their respective jurisdictions of organization, in each case dated as of a date as near to the Closing Date as practicable;

(b) a certificate signed by the Secretary or Assistant Secretary of the Borrower or Crown International dated as of the Closing Date certifying that attached thereto are true and complete copies of (i) the Organizational Documents of Crown International, the Borrower, Crown Australia, Acquisition Co., Crown USA and each of Crown USA’s other Subsidiaries, which shall be in form and substance reasonably satisfactory to the Agent; and (ii) resolutions adopted by the respective Boards of Directors, or other governing body, of each Loan Party authorizing the execution, delivery and performance of this Agreement, the Loan Documents and the Obligations to be performed by such parties hereunder and thereunder;

(c) an incumbency certificate for each Loan Party; and

(d) such other documents as any Lender may reasonably request in connection with the proceedings taken by the Loan Parties authorizing this Agreement, the Loan Documents and the transactions contemplated hereby, to the extent it is a party thereto.

6.12 Lien Searches, Consents and Releases of Liens. The Agent shall have received: (a) on the Closing Date, certified copies of UCC, judgment and tax lien search reports for each state in which any Loan Party is incorporated or organized, listing all effective financing statements and other Liens on any of the property of such Loan Party in such jurisdictions, and (b) on the date of any subsequent Loan the proceeds of which are being used to acquire towers or other income producing property, certified copies of UCC, judgment and tax lien search reports for each state in which the Consolidated Party that is acquiring such assets is incorporated or organized, listing all effective financing statements and other Liens on any of the property of such Consolidated Party (including such acquired property) in such jurisdictions.

6.13 No Order, Judgment, Decree or Litigation. No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain any Lender from making any Loan. No action, suit, complaint, proceeding, inquiry or investigation at law or in equity, or by or before any court or governmental instrumentality or agency, nor any order, decree or judgment in effect, shall be pending or, to the best of the Consolidated Parties’ knowledge, threatened against or affecting any Consolidated Party or any of its properties or assets, and no application, petition, complaint, proceeding or investigation shall be pending or, to the best of the Consolidated Parties’ knowledge, threatened, with respect to any License, which in any such case could reasonably be expected to have a Material Adverse Effect.

6.14 No Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2004, and be continuing.

6.15 Fee Letter; Fees and Expenses. The Borrower shall have paid all fees accrued under the Fee Letter through the Closing Date, and the Borrower shall have paid all other fees, expenses and other amounts due pursuant hereto and pursuant to the Fee Letter on or prior to the date of such initial or subsequent Loan.

6.16 Legal Approval. All legal matters incident to this Agreement and the consummation of the transactions contemplated hereby shall be reasonably satisfactory to Dow, Lohnes & Albertson, PLLC, special counsel to the Agent.

6.17 Other Documents. The Agent shall have received this Agreement and all Loan Documents duly executed, and each Lender shall have received such other certificates, opinions, agreements and documents, in form and substance satisfactory to it, as it may reasonably request.

Without limiting the generality of the provisions of Section 12.6, for purposes of determining compliance with the conditions specified in this Section 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the proposed date of any requested borrowing specifying its objection thereto.

SECTION 7. AFFIRMATIVE COVENANTS OF THE BORROWER AND THE GUARANTORS.

So long as this Agreement remains in effect or any of the Obligations remains unpaid or to be performed, the Borrower and the Guarantors shall, and shall cause their Subsidiaries to, perform and comply with the affirmative covenants contained in this Section.

7.1 Use of Proceeds. The Borrower may use the proceeds of the Loans to make distributions or contributions to any of the Consolidated Parties, provided that such proceeds may only be used by the Consolidated Parties as follows: (a) for acquisitions, subject to Section 7.13; (b) for capital expenditures; (c) to make dividends or distributions to Crown International to permit Crown International to make dividend payments on its capital stock or to purchase or redeem any of its capital stock, provided that no more than $100,000,000 (as such amount may be reduced pursuant to Section 8.4(c)) in the aggregate of the proceeds of the Loans may be used to make such dividend payments, purchases or redemptions, and (d) for general corporate purposes.

7.2 Continued Existence; Compliance with Law and Agreements. Each of the Borrower and the Guarantors shall, and shall cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and its material rights and franchises, except as expressly permitted pursuant to Section 8.5. Without limiting the generality of the foregoing, each of the Borrower and the Guarantors shall, and shall cause each Consolidated Party to, obtain and maintain and preserve in full force and effect any and all material Licenses and material agreements necessary to maintain, operate and manage the Tower Sites, not breach or violate the same in any material respect, and take all actions that may be required to comply in all material respects with all Laws, orders and decrees now in effect or hereafter promulgated by any Governmental Authority. The Borrower shall cause the Tower Notes Issuers, the Tower Notes Guarantor, the Asset Entities and the Manager to comply promptly in all material respects with all of their obligations under the Tower Notes Indenture Documents.

7.3 Insurance. The Borrower and the Guarantors shall, and shall cause their Subsidiaries to, keep their insurable properties insured to the full replacement cost thereof at all times by financially sound and reputable insurers, and maintain such other insurance, in at least such amounts and against at least such risks (but including in any event public liability, product liability, errors and omissions and business interruption), as is customary with companies engaged in the same or similar business similarly situated. The Borrower shall furnish the Agent annually with certificates or other evidence satisfactory to the Agent that the insurance required hereby has been obtained and is in full force and effect and, prior to the expiration of any such insurance, the Borrower shall furnish the Agent with evidence satisfactory to the Agent that such insurance has been renewed or replaced. The Borrower shall, upon request of the Agent, furnish the Agent such information about the Consolidated Parties’ insurance as the Agent may from time to time reasonably request.

7.4 Obligations and Taxes. The Borrower and the Guarantors shall, and shall cause their Subsidiaries to, pay or perform all of their respective material Indebtedness and other material liabilities and obligations in a timely manner in accordance with normal business practices and with the terms governing the same. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and the Guarantors shall, and shall cause their Subsidiaries to, comply with the terms and covenants of all agreements and leases of real or personal property. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and the Guarantors shall, and shall cause their Subsidiaries to, take all commercially reasonable actions as may be necessary to keep all patents, copyrights and trademarks from becoming invalidated or subject to any claim of abandonment for non-use. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and the Guarantors shall, and shall cause their Subsidiaries to, pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon them or in respect of their property before the imposition of any penalty, as well as all lawful claims for labor, materials, supplies or other matters that, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that no Consolidated Party shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as (a) the validity thereof is being contested diligently and in good faith by appropriate proceedings and the enforcement thereof is stayed, pending the outcome of such proceedings, (b) such Consolidated Party has set aside on its books adequate reserves (to the extent required by GAAP or sound business practice) with respect thereto, and (c) such contest will not materially endanger the Lien of the Agent or the Lenders in any of the Collateral.

7.5 Financial Statements and Reports. The Borrower and the Guarantors shall, and shall cause each of their Subsidiaries to, maintain true and complete books and records of account in accordance with GAAP and in accordance with all applicable corporate, securities and financial reporting laws. The Borrower shall furnish to the Agent, for delivery to the Lenders, the following financial statements, projections and notices at the following times:

(a) (i) As soon as available, but in no event later than one hundred twenty days after the end of each fiscal year, the Borrower shall furnish audited consolidated financial statements, including a consolidated balance sheet and consolidated income and expense statements, of each of Crown International and its Subsidiaries, the Issuer Entity and its Subsidiaries, and each of the Asset Entities and their Subsidiaries, in each case as of the close of such fiscal year reflecting the results of their respective operations during such fiscal year, together with consolidated statements of cash flows of each of Crown International and its Subsidiaries, the Issuer Entity and its Subsidiaries, and each of the Asset Entities and its Subsidiaries, and additional statements, schedules and footnotes as are customary in a complete accountant’s report; such financial statements shall bear the unqualified certification of independent certified public accountants of national standing that such financial statements present fairly in all material respects the financial condition of the subject company, and shall set forth, in comparative form, corresponding figures for the prior year and shall be accompanied by the management letter of such accountants to Crown International and its Subsidiaries, the Issuer Entity and its Subsidiaries, or each of the Asset Entities, as the case may be, and the opinions of such accountants shall be unqualified and in a form reasonably satisfactory to the Agent; and (ii) the Borrower shall use commercially reasonable efforts to cause such accountants to furnish a statement signed by such accountants to the effect that in connection with their examination of such financial statements they have reviewed the provisions of this Agreement and have no knowledge of any event or condition that constitutes an Event of Default or, if they have such knowledge, specifying the nature and period of existence thereof; provided, however, that in issuing such statements, such independent accountants shall not be required to go beyond normal auditing procedures conducted in connection with their opinions referred to above;

(b) As soon as available, but in no event later than forty-five days after the end of each quarter, the Borrower shall furnish unaudited consolidated financial statements, including consolidated balance sheets and income and expense statements (A) of Crown International and its Subsidiaries, (B) of the Borrower and its Subsidiaries, (C) of the Issuer Entity and its Subsidiaries, and (D) of the Asset Entities and their Subsidiaries, in each case as of the end of such period reflecting the results of their respective operations during such period and for the then elapsed portion of the fiscal year, which shall be accompanied by consolidated statements of cash flows for such periods; all such financial statements shall set forth, in comparative form, corresponding figures for the equivalent period of the prior year and a comparison to budget for the relevant period, shall be in form and detail satisfactory to the Agent, and shall be certified as to accuracy and completeness by the chief financial officer of the Borrower;

(c) Within thirty days after the end of each calendar month, the Borrower shall furnish unaudited consolidated balance sheets and income and expense statements of the Issuer Entity and its Subsidiaries, Acquisition Co. and each Asset Entity and its Subsidiaries prepared for such calendar month (which shall include budgeted and last year results for the same year-to-date period and last twelve month results), containing such information as is necessary and sufficient under GAAP to fairly represent the results of operation of such entities during such calendar month (except that full financial statement footnotes are only required annually), all in form reasonably satisfactory to the Agent; and (b) separate monthly and year-to-date detailed reports of Operating Expenses;

(d) The financial statements required under (a), (b) and (c) above, shall be accompanied by a Compliance Certificate executed by the chief financial officer of the Consolidated Party in respect of which such financial statements have been prepared, certifying that such financial statements fairly present in all material respects the financial condition and results of operations of such Consolidated Party, setting forth the computations showing compliance with the financial covenants set forth in Section 8, and certifying that no Default or Event of Default has occurred, or if any Default or Event of Default has occurred, stating the nature thereof and the actions such Consolidated Party intends to take in connection therewith;

(e) The Borrower shall furnish (i) upon reasonable request, promptly after the filing thereof with the Internal Revenue Service, copies of each annual report with respect to each Plan established or maintained by any Consolidated Party or any member of the Controlled Group for each plan year, including (A) where required by law, a statement of assets and liabilities of such Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year, certified by an independent public accountant satisfactory to the Agent, and (B) if prepared by or available to the Borrower, an actuarial statement of such Plan applicable to such plan year, certified by an enrolled actuary of recognized standing; and (ii) promptly after receipt thereof, a copy of any notice any Consolidated Party or a member of the Controlled Group may receive from the Department of Labor or the Internal Revenue Service with respect to any Plan (other than notices of general application) which could result in a material liability to any Consolidated Party; the Borrower will promptly notify the Agent of any material taxes assessed, proposed to be assessed or which the Borrower has reason to believe may be assessed against any Consolidated Party or any member of the Controlled Group by the Internal Revenue Service with respect to any Plan or Benefit Arrangement;

(f) The Borrower shall deliver, or cause to be delivered to the Agent, copies of all reports, notices, documents and other information that the Tower Notes Issuers are required to deliver pursuant to Section 7.02 of the Tower Notes Indenture, and a copy of each report of a Valuation Expert prepared pursuant to Section 2.12 of the Servicing Agreement, as that term is defined in the Tower Notes Indenture;

(g) Promptly upon their becoming available, the Borrower shall furnish copies of all financial statements and reports that Crown International sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all registration statements, financial statements and reports that Crown International may make to, or file with, the United States Securities and Exchange Commission or any stock exchange;

(h) The Borrower shall notify the Agent monthly following the sale, transfer or other disposition of all or substantially all of the Equity Interests or assets of Crown

Australia or any of the Subsidiaries of Crown Australia of the use of the proceeds of such sale, transfer or other disposition and, in particular, whether any of such proceeds have been used by Crown International to make Capital Distributions; and

(i) Upon the Agent’s written request, such other information about the financial condition, properties and operations of any Consolidated Party as any Lender may from time to time reasonably request.

7.6 Notices. The Borrower and the Guarantors shall give the Agent, for distribution to the Lenders, notice (a) promptly after their receipt of notice thereof, of any action, suit or proceeding by or against any Consolidated Party at law or in equity, or before any governmental instrumentality or agency, or of any of the same which may be threatened, which could have a Material Adverse Effect, including, without limitation, any admonition, censure or adverse citation, notice or order by the FCC, the FAA, any other Licensing Authority or any other regulatory agency; (b) within three days after their receipt of notice thereof, of any action or event constituting an event of default or violation of any agreement or contract to which any Consolidated Party is a party or by which any Consolidated Party is bound, or any investigation, assertion, claim or challenge relating thereto, in any case which could reasonably be expected to have a Material Adverse Effect; (c) within three days after their receipt of notice thereof, of any default or event of default under, or of any termination of, any Tower Notes Indenture Document; (d) within three days after the occurrence thereof, of any Default or Event of Default and the actions the Borrower intends to take in connection therewith, and immediately upon the occurrence of a Cash Trap Condition; (e) within five days after their receipt of notice thereof, of any cancellation of or any material amendment to any of the insurance policies maintained in accordance with the requirements of this Agreement, except for cancellations and amendments that occur in the ordinary course of business; (f) promptly after the occurrence thereof, of any strike, labor dispute, slow down or work stoppage due to a labor disagreement (or any development regarding any thereof) affecting any Consolidated Party in any material respect; (g) promptly after the occurrence thereof, of any other event, condition, situation, occurrence or circumstance that could reasonably be expected to have a Material Adverse Effect; (h) promptly after receipt of notice thereof, of any material Environmental Claim; (i) promptly after the execution of any agreement or the incurrence of any other binding commitment relating to the sale, transfer or other disposition of all or substantially all of the Equity Interests or assets of Crown Australia or any of the Subsidiaries of Crown Australia and of the intended use of the net proceeds of such sale, transfer or other disposition; and (j) with respect to all rights, franchises, permits, Licenses and the like that may be necessary for the continuance of the operation, maintenance and management of the Tower Sites, (A) any citation or order relating thereto, (B) any lapse, suspension, revocation, rescission, adverse modification or other termination thereof, (C) any alleged breach or violation thereof by the Borrower, any of its Subsidiaries or any other Person, (D) any proceeding relating thereto and (E) any refusal of any Person to grant, renew or extend the same, that in any such case under this clause (j) could reasonably be expected to have a Material Adverse Effect.

7.7 Maintenance of Property. Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and the Guarantors shall, and shall cause their Subsidiaries to, at all times maintain and preserve their Tower Sites, machinery, equipment, motor vehicles, fixtures and other property in good working order, condition and repair, normal wear and tear excepted, and in compliance with all material applicable standards, rules or regulations imposed by any Governmental Authority (including, without limitation, the FCC, the FAA and any other Licensing Authority) or by any insurance policy held by any Consolidated Party, except for such property that, in the good faith judgment of such Consolidated Party, can no longer be profitably employed in the business of such Consolidated Party.

7.8 Information and Inspection. The Borrower and the Guarantors shall furnish to the Lenders from time to time, upon reasonable request, full information pertaining to any covenant, provision or condition hereof or of any Loan Document, or to any matter connected with their, or their Subsidiaries’, books, records, operations, financial condition, properties, activities or businesses. The Borrower and the Guarantors shall upon reasonable request supply the Lenders with copies of all material correspondence, documents, reports or information filed with or received from any Licensing Authority relating to any Consolidated Party, any Tower Site or any License. At all reasonable times during normal business hours and upon reasonable notice and as often as may be reasonably desired, the Borrower and the Guarantors shall permit any authorized representatives designated by any Lender to visit and inspect any of the properties of the Consolidated Parties and their books and records, and to take extracts therefrom and make copies thereof, and to discuss the Consolidated Parties’ affairs, finances and accounts with the management and independent accountants of the Borrower, the Guarantors and their Subsidiaries. Any such visit and inspection by a Lender or its representatives shall by coordinated by the Agent.

7.9 Maintenance of Liens. The Borrower and the Guarantors shall, and shall cause their Subsidiaries to, do all things necessary to preserve and perfect the Liens of the Agent, for the benefit of the Lenders, arising pursuant hereto and pursuant to the Loan Documents as first priority Liens, and to insure that the Agent, for the benefit of the Lenders, has a Lien on all of the collateral to the extent purported to be provided herein or in the Loan Documents.

7.10 Environmental Compliance and Indemnity.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and the Guarantors shall, and shall cause their Subsidiaries to, comply with all Environmental Laws, (ii) the Borrower and the Guarantors shall not, and shall not permit any of their Subsidiaries to, cause or allow the Release of Hazardous Materials, solid waste or other wastes on, under or to any real property in which any Consolidated Party holds any interest or performs any of its operations, and (iii) the Borrower shall promptly notify the Agent and the Lenders of any Environmental Claim.

(b) If the Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Law by, or any liability arising thereunder of, any Consolidated Party or related to any real property owned, leased or operated by any Consolidated Party or real property adjacent to such real property, which violation or liability could reasonably be expected to have a Material Adverse Effect, then the Borrower shall, upon request from the Agent, provide the Agent with such reports, certificates, engineering or environmental studies or other written material or data as the Agent may require so as to satisfy the Agent that such Consolidated Party is in material compliance with all applicable Environmental Laws.

(c) The Borrower and the Guarantors, jointly and severally, shall defend, indemnify and hold the Agent and the Lenders, and their respective officers, directors, stockholders, employees, agents, affiliates, successors and assigns harmless from and against all costs (including clean up costs), expenses, fines, claims, demands, damages, penalties and liabilities of every kind or nature whatsoever (including reasonable attorneys’, consultants’ and experts’ fees) arising out of, resulting from or relating to, directly or indirectly, (i) the noncompliance of any Consolidated Party or any property at any time owned or leased by any Consolidated Party with any Environmental Law, or (ii) any investigatory or remedial action involving any Consolidated Party or any property at any time owned or leased by any Consolidated Party and required by Environmental Laws or by order of any Governmental Authority having jurisdiction under any Environmental Laws, or (iii) any injury to any Person whatsoever or damage to any property arising out of, in connection with or in any way relating to the breach of any of the environmental warranties or covenants contained in this Agreement or any Loan Document or any facts or circumstances that cause any of the environmental representations or warranties contained in this Agreement or any Loan Document to cease to be true, or (iv) the Release of any Hazardous Material on or affecting any property owned or leased by any Consolidated Party, or (v) the presence of any asbestos-containing material or underground storage tanks, whether in use or closed, under or on any property owned or leased by any Consolidated Party.

7.11 Maintenance of Separate Identity. The Borrower shall (a) not fail to correct any known misunderstanding regarding its existence separate and distinct from Crown International, (b) maintain its accounts, books and records separate from those of Crown International, (c) not commingle its funds or assets with those of Crown International and shall not permit Crown International to have direct access to its cash, (d) hold all of its assets in its own name and shall not permit Crown International to acquire or dispose of any assets on its behalf, (e) not conduct business in the name of Crown International, (f) not assume or Guarantee or otherwise become obligated for the debts of Crown International or hold out its credit as being available to satisfy the obligations of Crown International, and (g) allocate fairly and reasonably any overhead for office space shared with Crown International and shall use separate stationery, invoices and checks from those used by Crown International.

7.12 Cash; Control Accounts and Control Agreements.

(a) The Borrower shall cause all cash and cash equivalents received or held by any Subsidiary Guarantor, Crown USA or any Subsidiary of Crown USA that is not required pursuant to the terms of the Tower Notes Indenture Documents to be held by the Tower Notes Issuers, the Asset Entities or Crown USA and not reasonably required for the operations of the Asset Entities in the ordinary course of business, to be distributed to the Borrower and held in Control Accounts subject to the Security Agreement. The Borrower shall, on the Closing Date, cause the Issuer Entity (i) to irrevocably instruct the indenture trustee under the Tower Notes Indenture to pay into a Control Account subject to the Security Agreement all amounts that are to be distributed pursuant to clause Twentieth of Section 5.01(a) of the Tower Notes Indenture and (ii) to irrevocably instruct the Manager to pay into a Control Account subject to the Security Agreement all amounts described in Section 7(a)(iii) of the Management Agreement, and the Borrower shall cause the Issuer Entity to maintain such instructions in effect, without amendment, modification or termination, until the termination of this Agreement. The Borrower shall be permitted to withdraw amounts from the Control Accounts for any purpose not prohibited by this Agreement unless an Event of Default has occurred and is continuing.

(b) The Borrower shall maintain at all times from and after August 22, 2005, all of its cash, cash equivalents, other liquid assets and securities in a Control Account that is subject to a Control Agreement, provided that the Borrower shall be permitted to maintain cash, cash equivalents, other liquid assets and securities in an aggregate amount at any time not to exceed $500,000 in Control Accounts that are not subject to a Control Agreement.

(c) The Borrower shall notify the Agent promptly following the establishment by the Borrower of a Control Account. The Borrower shall provide to the Agent a fully executed Control Agreement with respect to each Control Account, to the extent required pursuant to Section 7.12(b), promptly and in any event within twenty Business Days after the date such account is established by it.

7.13 Acquisition or Formation of Subsidiaries. If any Consolidated Party that is not a Subsidiary of the Tower Notes Guarantor acquires any Subsidiary, or creates a Subsidiary for the purpose of making any acquisition and any proceeds of a Loan are to be used in connection with such acquisition of such Subsidiary or such assets, or if any Consolidated Party acquires any wireless communications towers the cash flow of which is included in calculating the Maximum Borrowing Amount, then in any such case, the Borrower and the Guarantors shall, and shall cause their Subsidiaries, as applicable, to (a) provide promptly to the Agent a duly executed joinder agreement, in substantially the form attached hereto as Exhibit D, pursuant to which such newly acquired or created Subsidiary, or the Consolidated Party that has acquired such wireless communications towers, agrees to become a party to this Agreement as a Guarantor; (b) pledge to the Agent all of the Equity Interests (or other instruments or securities evidencing ownership) of such newly acquired or created Subsidiary or such Consolidated Party as additional Collateral for the Obligations, and execute and deliver to the Agent all such documentation for such pledge (including, without limitation, a new Pledge Agreement or a supplement to any existing Pledge Agreement, in each case in form and substance satisfactory to the Agent, original stock certificates and duly executed stock powers and UCC financing statements) as, in the opinion of the Agent, is appropriate; and (c) provide all other documentation and one or more opinions of counsel satisfactory to the Agent that in the opinion of the Agent are appropriate with respect to such acquisition or the formation of such new Subsidiary. Any document, agreement or instrument executed or issued pursuant to this Section shall be a “Loan Document” for purposes of this Agreement.

SECTION 8. NEGATIVE COVENANTS OF THE BORROWER AND THE GUARANTORS.

So long as this Agreement remains in effect or any of the Obligations remains unpaid or to be performed, the Borrower and the Guarantors shall not, and shall not permit any of their Subsidiaries directly or indirectly to, take any of the actions set out in this Section 8 nor permit any of the conditions set out herein to occur.

8.1 Indebtedness.

(a) The Borrower shall not, and shall not permit the Manager, any Subsidiary Guarantor, or CC Towers Holding to, incur, create, assume or permit to exist any Indebtedness, except;

(i) the Obligations;

(ii) Indebtedness for taxes, assessments, governmental charges, liens or similar claims to the extent that payment thereof shall not be required to be made by the provisions of Section 7.4;

(iii) in the case of the Manager, its obligations under the Management Agreement;

(iv) in the case of the Borrower, (A) Indebtedness owing to any wholly owned Subsidiary of the Borrower so long as the holder of that Indebtedness and the Borrower enter into a subordination agreement in respect of such Indebtedness in form and substance satisfactory to the Agent, (B) Indebtedness in the form of reimbursement obligations in respect of letters of credit issued for the account of the Borrower the aggregate amount of which reimbursement obligations does not at any time exceed $20,000,000, and (C) other unsecured Indebtedness in an aggregate principal amount not to exceed at any time $1,000,000; and

(v) in the case of the Manager, any Subsidiary Guarantor and CC Towers Holding, Indebtedness owing to the Borrower, the Manager or any of the Subsidiaries of CC Towers Holding.

(b) The Borrower shall not permit the Tower Notes Guarantor, the Issuer Entity or any of their Subsidiaries to incur, create, assume or permit to exist any Indebtedness, except Permitted Indebtedness (as that term is defined in the Tower Notes Indenture), and the issuance of Additional Tower Notes so long as (i) all proceeds of the issuance of such Additional Tower Notes, net of reasonable and customary costs and expenses of issuance, are deposited immediately into the Collection Account, and (ii) the Borrower makes any mandatory prepayment of the Loans required pursuant to Section 2.5(b) in connection therewith.

(c) Crown International shall not, and shall not permit any of its Subsidiaries, to incur, create, assume or permit to exist any Indebtedness unless the Loan Parties would be in compliance on a pro forma basis with the financial covenants set forth in Section 8.7 after giving effect to such Indebtedness and the application of the proceeds thereof, provided that the Tower Notes Issuers may issue Additional Tower Notes that would cause the Consolidated Leverage Ratio to exceed the maximum ratio permitted pursuant to Section 8.7(a) if either (i) the Borrower delivers a certificate to the Agent on the date of issuance of such Additional Tower Notes stating that the Borrower will make a mandatory prepayment of the Loans pursuant to Section 2.5(b)(ii) in an amount equal to the greater of the amount that would otherwise be required to be prepaid pursuant to Section 2.5(b) in respect of such issuance or that amount that after giving effect to such prepayment would cause the Consolidated Leverage Ratio not to exceed the maximum ratio permitted pursuant to Section 8.7(a) and the Borrower makes such prepayment within the time period required pursuant to Section 2.5(b)(ii) or (ii) the Borrower prepays the entire outstanding principal amount of the Loans, together with all accrued interest and all other then outstanding Obligations, and terminates the Commitment, in each case on the date of such issuance.

(d) Notwithstanding anything to the contrary in this Agreement, the Borrower shall not, and shall not permit any Subsidiary Guarantor, the Manager or any of the Manager’s Subsidiaries to, directly or indirectly Guarantee any Indebtedness or preferred stock of Crown International.

(e) The Borrower shall not permit Crown Australia or any of the Subsidiaries of Crown Australia to incur, create, assume or permit to exist any Indebtedness, except Indebtedness of Crown Australia and its Subsidiaries in an aggregate principal amount not to exceed at any time $1,000,000 or the US dollar equivalent thereof.

8.2 Liens.

(a) The Borrower shall not, and shall not permit any Subsidiary Guarantor, the Manager or any Subsidiary of the Manager to, grant, incur, create, assume or permit to exist any Lien of any nature whatsoever on any property or assets now owned or hereafter acquired by such Consolidated Party, other than Permitted Liens. The Borrower shall not permit the Indebtedness and other reimbursement obligations incurred pursuant to Section 8.1(a)(iv)(B) to be secured by any assets other than cash in an aggregate amount not to exceed at any time $20,000,000.

(b) The Borrower shall not, and shall not permit the Manager, or any Subsidiary Guarantor, or any Subsidiary of the Manager to, enter into or permit to exist any arrangement or agreement that directly or indirectly prohibits such Consolidated Party from creating or incurring any Lien on any of its assets, other than (i) pursuant to this Agreement or any Loan Document, (ii) leases and agreements regarding purchase money Indebtedness (so long as such prohibition only relates to the asset that is subject to such lease or which secures such Indebtedness), (iii) standard provisions in agreements which prohibit the assignment of such agreements and (iv) restrictions on the creation of Liens contained in the Tower Notes Indenture.

(c) Notwithstanding anything to the contrary contained herein, the Borrower and Crown International shall not, and shall not permit any Subsidiary Guarantor, the Manager or any Subsidiary of the Manager to grant, incur, create, assume or permit to exist any Lien of any nature whatsoever on any Equity Interest of the Borrower, any Subsidiary Guarantor, the Manager or any Subsidiary of the Manager, other than (i) Liens pursuant to the Loan Documents and (ii) Liens expressly required pursuant to the Tower Notes Indenture securing the Tower Notes and the obligations under the Tower Notes Indenture.

8.3 Guarantees. The Borrower shall not, and shall not permit the Manager, or any Subsidiary Guarantor, or any Subsidiary of the Manager to, Guarantee any Indebtedness or other obligations for any Person, except (a) with respect to the Tower Notes Guarantor and its Subsidiaries, any Guarantees expressly permitted pursuant to the Tower Notes Indenture, and (b) with respect to endorsements of negotiable instruments for collection in the ordinary course of business.

8.4 Capital Distributions and other Payments.

(a) The Borrower shall not, and shall not permit the Manager, or any Subsidiary Guarantor, or any Subsidiary of the Manager to, make any Capital Distribution other than to another Consolidated Party. The Borrower shall not permit the Manager, any Subsidiary Guarantor, or any Subsidiary of the Manager (i) to make any Capital Distribution, except to the Borrower or its direct parent entity, or (ii) to make any payment for any reason directly to Crown International.

(b) Neither the Borrower nor Crown International shall make, or declare or incur any liability to make, any Capital Distribution (other than any payments in respect of any Indebtedness that is convertible into equity interests of Crown International at any time prior to the conversion of such Indebtedness to equity) at any time that a Default or Event of Default exists or would exist after giving effect to such Capital Distribution.

(c) Crown International shall not use more than $100,000,000 in the aggregate of the proceeds of Loans to make Capital Distributions, provided that such amount shall be reduced by the amount of proceeds from the sale, transfer or other disposition of all or substantially all of the Equity Interests or assets of Crown Australia or any of the Subsidiaries of Crown Australia.

(d) Crown International shall not make any Capital Distribution at any time unless (i) the Borrower has delivered to the Agent a certificate, in form and substance satisfactory to the Agent, within thirty days prior to the date of such Capital Distribution showing in reasonable detail the calculation of the Maximum Borrowing Amount as of the date of delivery of such certificate, and (ii) the outstanding principal amount of the Loans does not exceed the Maximum Borrowing Amount as set forth on such certificate, provided that Crown International may make any payments in respect of any Indebtedness that is convertible into equity interests of Crown International, regardless of the Maximum Borrowing Amount, at any time prior to the conversion of such Indebtedness to equity.

(e) The Borrower shall not permit the Manager, any Subsidiary Guarantor, or any Subsidiary of the Manager to agree to or to be subject to any restriction on its ability to make Capital Distributions in respect of Equity Interests held by, or loans or loan repayments or other asset transfers to, the Borrower or any of its other Subsidiaries other than (i) restrictions imposed by applicable law, (ii) the restrictions set forth in this Section, (iii) restrictions set forth in the Organizational Documents of such Subsidiary as in effect as of the date hereof or as amended pursuant to Section 8.6, (iv) restrictions set forth in the Tower Notes Indenture, (v) customary non-assignment provisions contained in leases, and (vi) any restriction with respect to any Subsidiary of the Borrower imposed pursuant to an agreement that has been entered into in connection with the sale, assignment or other disposition of all or substantially all of the Equity Interests or assets of such Subsidiary.

8.5 Disposal of Property; Mergers; Acquisitions; Reorganizations; Ownership of Subsidiaries; Other Restrictions.

(a) The Borrower and the Guarantors shall not, and shall not permit any of their Subsidiaries to, dissolve or liquidate, except that any Subsidiary of Crown International, other than the Borrower, any Subsidiary Guarantor, the Manager and the Subsidiaries of the Manager, may dissolve or liquidate so long as no Default or Event of Default exists or would exist after giving effect thereto.

(b) The Borrower shall not, and shall not permit any Subsidiary Guarantor, Crown USA, CC Towers Holding or the Tower Notes Guarantor to, sell, lease, transfer or otherwise dispose of any material property or assets, except that so long as no Default or Event of Default then exists, (i) any Subsidiary Guarantor may sell any towers so long as the Borrower recalculates the Maximum Borrowing Amount and makes a mandatory prepayment of the Loans to the extent required pursuant to Section 2.5(b)(iii), and (ii) the Borrower may sell all or substantially all of the Equity Interests of Crown Australia so long as the Borrower makes a mandatory prepayment of the Loans to the extent required pursuant to Section 2.5(b)(iv). The Borrower shall not permit any Tower Notes Issuer or any Asset Entity or other Subsidiary of the Tower Notes Issuer to sell, lease, transfer or otherwise dispose of any property or assets except to the extent permitted pursuant to the Tower Notes Indenture.

(c) The Borrower and the Guarantors shall not, and shall not permit any of their Subsidiaries to, be a party to any consolidation, merger, recapitalization or other form of reorganization, except that (i) any Subsidiary of Crown International, other than the Borrower, any Subsidiary Guarantor, the Manager and the Subsidiaries of the Manager, may be a party to any consolidation, merger, recapitalization or other form of reorganization so long as no Default or Event of Default exists or would exist after giving effect thereto, and (ii) Crown International may be a party to any consolidation, merger, recapitalization or other form of reorganization so long as (A) no Default or Event of Default exists or would exist after giving effect thereto and (B) Crown International is the surviving corporation.

(d) The Borrower shall not, and shall not permit the Manager, any Subsidiary Guarantor, or any of the Manager’s Subsidiaries to, make any acquisition of all or substantially all the assets of any Person, or of a business division or line of business of any Person, or of any other assets constituting a going business except, (i) in the case of an Asset Entity, as expressly permitted pursuant to the Tower Notes Indenture and (ii) in the case of the Borrower and the Manager, for acquisitions of wireless communications towers through wholly owned direct subsidiaries of the Borrower or the Manager, which Subsidiary shall become a Guarantor, and all of the Equity Interests of which are pledged to the Agent for the benefit of the Lenders, in each case pursuant to Section 7.13. The Borrower and the Guarantors shall not, and shall not permit any of their Subsidiaries, other than the Manager and its Subsidiaries, to make any acquisition of all or substantially all the assets of any Person, or of a business division or line of business of any Person, or of any other assets constituting a going business if any Default or Event of Default exists or would exist after giving effect thereto. The Borrower and the Guarantors shall not permit any Consolidated Party, other than a wholly owned direct Subsidiary of the Borrower or the Manager, which has become a Guarantor and the Equity Interests of which are pledged to the Agent, for the benefit of the Lenders, in each case pursuant to Section 7.13, to acquire any wireless communications towers in the United States.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not, and shall not permit the Manager, CC Towers Holding or the Tower Notes Guarantor to, (i) hold any operating assets or any material other assets, other than the Equity Interests of its Subsidiaries on the Closing Date, (ii) have any material liabilities other than (A) liabilities under this Agreement, the Loan Documents and the Tower Notes Indenture Documents, (B) tax liabilities, and (C) liabilities to its auditors and other ordinary course liabilities reasonably incident to compliance by such Loan Party with applicable Laws, or (iii) engage in any business or activity other than (A) owning all the Equity Interests of its Subsidiaries which it owned on the Closing Date and activities incidental or related thereto or activities related to the maintenance of the corporate existence of such Subsidiary, or compliance with applicable Law, and (B) performing its obligations under this Agreement, the Loan Documents and the Tower Notes Indenture Documents.

8.6 Amendment, Waivers and Terminations.

(a) The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, modify or supplement any of its Organizational Documents, unless required by law, in any manner adverse to the Borrower, such Subsidiary or the Lenders.

(b) The Borrower and the Guarantors shall not, and shall not permit any of their Subsidiaries to, amend, alter or modify in any respect, or terminate or permit to expire or consent to or suffer any amendment, alteration, modification, termination or expiration of any Tower Notes Indenture Document, to the extent that any such action could be adverse in any material respect to any Consolidated Party or the Lenders.

8.7 Financial Covenants.

(a) Consolidated Leverage Ratio. The Borrower and the Guarantors shall not permit the Consolidated Leverage Ratio as of any date to exceed 7.0 to 1.0.

(b) DSCR. The Borrower shall not permit the DSCR as of the end of any month to be less than 2.25 to 1.0.

(c) Consolidated DSCR. Crown International shall not permit the Consolidated DSCR as of the end of any fiscal quarter to be less than 2.25 to 1.0.

8.8 Management Agreements and Fees. The Borrower shall not, and shall not permit any of its Subsidiaries to, make or enter into, or pay any management fees pursuant to, any management or service agreement whereby management, supervision or control of its business, or any significant aspect thereof, shall be delegated to or placed in any Person other than an employee of the Borrower or a Subsidiary of the Borrower, other than the Management Agreement.

8.9 Fiscal Year. The Borrower and the Guarantors shall not, and shall not permit any of their Subsidiaries to, change its fiscal year, which shall be the calendar year.

8.10 ERISA. Neither the Borrower, nor any Guarantor nor any member of the Controlled Group shall fail to make any contributions that are required by applicable law or pursuant to the terms of any Plan or any Benefit Arrangement if such failure could reasonably be expected to result in any material unfunded and unaccrued liability to any Consolidated Party. Neither the Borrower nor any Guarantor nor any member of the Controlled Group (i) shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) shall permit any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, to exist with respect to any Plan or any Lien in favor of the PBGC or a Plan to arise on the assets of the Borrower, any Guarantor or any member of the Controlled Group, (iii) shall permit a Reportable Event to occur with respect to, or proceedings to commence to have a trustee appointed, or permit a trustee to be appointed pursuant to Section 4042(b) of ERISA, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) shall permit any Plan to terminate for purposes of Title IV of ERISA, (v) shall incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a multiemployer plan (as defined in ERISA Section 4001(a)(3), or (vi) permit any other event or condition to occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable opinion of the Required Lenders, reasonably be expected to have a Material Adverse Effect.

8.11 Affiliates. The Borrower and the Guarantors shall not, and shall not permit any of their Subsidiaries to, enter into any transaction, agreement or arrangement, other than as expressly provided in the Tower Notes Indenture Documents, with any Affiliate of the Consolidated Parties (other than another Consolidated Party), unless such transaction, agreement or arrangement is in the ordinary course of and pursuant to the reasonable requirements of the business of the Consolidated Parties and the terms of such transaction or agreement are not substantially less favorable to the Consolidated Parties than could be obtained in an arms-length transaction with an unaffiliated third party.

8.12 Change of Name or Structure. No Loan Party shall change its name or organizational structure without thirty days prior written notice to the Agent.

8.13 Types of Business. The Borrower and the Guarantors shall not, and shall not permit any of their Subsidiaries, to, engage in any business other than any business (a) conducted by Crown International and its Subsidiaries on the Closing Date, including the ownership and operation of distributive antenna systems (indoors and outdoors) and networks and infrastructure for the wireless transmission, reception and monitoring of radio frequency for mobile media, backhaul and other wireless communication purposes, (ii) any other business related, ancillary, or complementary to such businesses, and (iii) any business that is not material to Crown International and its Subsidiaries taken as a whole.

8.14 Regulation U. The Borrower and the Guarantors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, (a) apply any part of the proceeds of the Loans to the purchasing or carrying of any “margin stock” within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder, (b) extend credit to others for the purpose of purchasing or carrying any such margin stock, or

(c) retire Indebtedness which was incurred to purchase or carry any such margin stock, provided that Crown International may make Capital Distributions in the form of repurchases of margin stock to the extent otherwise permitted herein and subject to compliance with all applicable Law.

SECTION 9. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events, whether voluntarily or involuntarily or by operation of law, shall constitute an Event of Default hereunder:

9.1 Non-Payment. The Borrower shall (a) fail to pay when due, whether by acceleration of maturity or otherwise, any installment of principal due hereunder or under any Note or (b) fail to pay when due, whether by acceleration of maturity or otherwise, or within two Business Days thereafter, any installment of interest due hereunder or under any Note or any fee or other payment obligation in respect of the Obligations or payable pursuant to either Fee Letter.

9.2 Failure of Performance in Respect of Other Obligations. (a) The Borrower or any Guarantor shall fail to observe, perform or be in compliance with any of the provisions of Section 8, or Section 7.1 or the first sentence of Section 7.2; or (b) the Borrower, any Guarantor or any other Loan Party shall fail to observe, perform or be in compliance with the terms of any Obligation, covenant or agreement, other than those referred to in Section 9.1, Section 8, or Section 7.1 or the first sentence of Section 7.2, to be observed, performed or complied with by such Person hereunder or under any Loan Document and such failure shall continue and not be cured for thirty days after: (i) notice thereof from the Agent or a Lender or (ii) the Agent or the Lenders are notified thereof or should have been notified thereof pursuant to the provisions of Section 7.6, whichever is earlier; or (c) any party to any Pledge Agreement shall, or shall attempt to, voluntarily or involuntarily, encumber, subject to any further pledge or security interest, sell, transfer or otherwise dispose of any of the Pledged Interests (as that term is defined in any Pledge Agreement) or any interest therein except as expressly provided herein or therein.

9.3 Breach of Warranty. Any financial statement, representation, warranty, written statement, or certificate made or furnished by the Borrower, any Guarantor or any other Loan Party to the Agent or the Lenders in or in connection with this Agreement or any Loan Document, or as an inducement to the Agent or the Lenders to enter into this Agreement or any of the Loan Documents, including, without limitation, those in Section 5 above or in any Loan Document, shall have been false, incorrect or incomplete when made or deemed made in any material respect.

9.4 Cross-Defaults. Any Consolidated Party shall default in any payment due on any Indebtedness in excess of $10,000,000 in the aggregate and such default shall continue for more than the period of grace, if any, applicable thereto; or any Consolidated Party shall default in the performance of or compliance with any term of any evidence of such Indebtedness or of any mortgage, indenture or other agreement relating thereto, and any such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived pursuant thereto if such default causes, or permits the holder thereof to cause, the acceleration of such Indebtedness.

9.5 Tower Notes Indenture Documents. Any event of default shall occur under any of the Tower Notes Indenture Documents; or the Management Agreement shall expire or terminate, or any fee payable pursuant to the Management Agreement is not paid when due for two consecutive months, or Crown USA shall cease to be the Manager; or any class of the Tower Notes ceases to be rated by either Rating Agency, or the rating of any Tower Notes with an aggregate principal amount of greater than 20% of the total principal amount of all Tower Notes then outstanding is rated less than Baa3 by Moody’s or BBB- by Fitch; or any Amortization Period, as that term is defined in the Tower Notes Indenture, commences or the Tower Notes Issuers are otherwise required to commence the scheduled payment of principal on the Tower Notes.

9.6 Assignment for Benefit of Creditors. Any Consolidated Party shall make an assignment for the benefit of its creditors, or shall admit its insolvency or shall fail to pay its debts generally as such debts become due.

9.7 Bankruptcy. Any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, shall be filed by or against any Consolidated Party or any proceeding shall be commenced by or against any Consolidated Party with respect to relief under the provisions of any other applicable Debtor Relief Law of the United States or any State providing for the reorganization, winding-up or liquidation of Persons or an arrangement, composition, extension or adjustment with creditors, and, in the case of any such involuntary petition or proceeding, such involuntary petition or proceeding shall not have been discharged within sixty days of its filing or commencement or an order or decree approving or ordering any of the foregoing shall be entered.

9.8 Appointment of Receiver; Liquidation. A receiver or trustee shall be appointed for any Consolidated Party or for any substantial part of its assets, and such receiver or trustee shall not be discharged within sixty days of his appointment; any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Consolidated Party and such proceedings shall not be dismissed or discharged within sixty days of their commencement; or any Consolidated Party shall discontinue its business.

9.9 Cash Trap Condition. Any Cash Trap Condition shall occur or exist.

9.10 Judgments. Any Consolidated Party shall incur a final judgment for the payment of money in an amount which, together with all other final judgments against the Consolidated Parties, exceeds $10,000,000 in the aggregate, and shall not discharge (or make adequate provision for the discharge of) the same within a period of thirty days after such incurrence unless, pending further proceedings, execution thereon has been effectively stayed; or a non-monetary judgment or order shall be rendered against any Consolidated Party that could reasonably be expected to have a Material Adverse Effect, and there shall be any period in excess of thirty consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

9.11 Impairment of Collateral; Invalidation of any Loan Document. (a) A creditor of any Consolidated Party shall obtain possession of any of the Collateral for the Obligations by any means, including, without limitation, attachment, levy, distraint, replevin or self-help, or any creditor shall establish or obtain any right in such Collateral; or (b) the Agent shall cease to have a perfected, first priority Lien on all of the issued and outstanding Equity Interests of the Pledged Companies except as a result of the Agent’s failure to maintain possession of any stock or limited liability company certificates delivered to it under the Pledge Agreements; or (c) any Lien created or purported to be created by this Agreement or any Loan Document shall cease or fail to be perfected with respect to any of the Collateral purported to be covered thereby except as a result of the Agent’s failure to maintain possession of any stock or limited liability company certificates delivered to it under the Pledge Agreements; or (d) this Agreement, any Note or any Loan Document ceases to be a legal, valid, binding agreement or obligation enforceable against any party thereto (including the Agent and the Lenders) in accordance with its terms, or shall be terminated, invalidated, set aside or declared ineffective or inoperative; or (e) any Loan Party shall contest or deny the validity or enforceability of this Agreement or any Loan Document or any lien, security interest or obligation purported to be created thereby.

9.12 Change of Control. (i) Crown International shall cease to own directly all of the issued and outstanding Equity Interests of the Borrower, (ii) the Borrower shall cease to own directly all of the issued and outstanding Equity Interests of Crown USA, (iii) Crown USA shall cease to own directly all of the issued and outstanding Equity Interests of either Acquisition Co. or CC Towers Holding, (iv) either the Borrower or Crown USA shall cease to own directly all of the issued and outstanding Equity Interests of each Subsidiary Guarantor, (v) CC Towers Holding shall cease to own directly all of the issued and outstanding Equity Interests of the Tower Notes Guarantor, (vi) the Tower Notes Guarantor shall cease to own directly all of the issued and outstanding Equity Interests of the Issuer Entity, (vii) the Issuer Entity shall cease to own, directly or indirectly, all of the issued and outstanding Equity Interests of the other Tower Notes Issuers and the Asset Entities, or (viii) any Designated Event, as that term is defined in the indenture governing Crown International’s 4% Convertible Notes due 2010, shall occur.

9.13 Default under Loan Document. Any Loan Party shall default under any Loan Document after any required notice and such default shall continue beyond any applicable grace period.

SECTION 10. REMEDIES.

Notwithstanding any contrary provision or inference herein or elsewhere,

10.1 Optional Defaults. If any Event of Default referred to in Section 9.1 through and including Section 9.5 or Section 9.9 through and including Section 9.13 shall occur, the Agent may, and upon the instructions of the Required Lenders, upon written notice to the Borrower, shall:

(a) terminate the Commitment and the credit hereby established and forthwith upon such election the obligations of the Lenders to make any further Loans hereunder immediately shall be terminated, and/or

(b) accelerate the maturity of the Loans and all other Obligations, whereupon all Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.

10.2 Automatic Defaults. If any Event of Default referred to in Sections 9.6-9.8 shall occur,

(a) the Commitment and the credit hereby established shall automatically and forthwith terminate, and the Lenders thereafter shall be under no obligation to grant any further Loans hereunder, and

(b) the principal of and interest on the Notes, then outstanding, and all of the other Obligations shall thereupon become and thereafter be immediately due and payable in full, all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

10.3 Other Remedies. Upon the occurrence of an Event of Default, the Agent and the Lenders may exercise any other right, power or remedy as may be provided herein, in any Note or in any other Loan Document, or as may be provided at law or in equity, including, without limitation, the right to recover judgment against the Borrower for any amount due either before, during or after any proceedings for the enforcement of any security or any realization upon any security.

10.4 Enforcement and Waiver by the Lenders. The Agent and the Lenders shall have the right at all times to enforce the provisions of this Agreement and all Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Agent or the Lenders in refraining from so doing at any time, unless the Lenders shall have waived such enforcement in writing in respect of a particular instance. The failure of the Agent or the Lenders at any time to enforce their rights under such provisions shall not be construed as having created a custom or course of dealing in any way contrary to the specific provisions of this Agreement or the Loan Documents, or as having in any way modified or waived the same. All rights, powers and remedies of the Agent and the Lenders are cumulative and concurrent and the exercise of one right, power or remedy shall not be deemed a waiver or release of any other right, power or remedy.

10.5 Application of Payments and Proceeds. All payments made or received during the continuance of an Event of Default shall be remitted to the Agent and all such payments (other than payments that relate to the payment of principal or interest of specific Obligations then due or which relate to the payment of specific fees then due), and all proceeds of Collateral received by the Agent, shall be applied as follows:

(a) first, to pay any expenses then due to the Agent under this Agreement and the Loan Documents, until paid in full;

(b) second, to pay any expenses then due to the Lenders under this Agreement and the Loan Documents, on a ratable basis, until paid in full;

(c) third, to pay any fees then due to the Agent under this Agreement and the Loan Documents until paid in full;

(d) fourth, to pay any fees then due to the Lenders under this Agreement and the Loan Documents, on a ratable basis, until paid in full;

(e) fifth, ratably to pay interest due in respect of the Loans until paid in full;

(f) sixth, to pay the principal of all Loans until paid in full;

(g) seventh, to pay any other Obligations until paid in full; and

(h) last, to the Borrower or such other Person entitled thereto under applicable law.

SECTION 11. GUARANTY.

11.1 Guaranty; Limitation of Liability.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Borrower and each other Guarantor now or hereafter existing under or in respect of this Agreement or any Loan Document (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guarantied Obligations”), and agrees to pay any and all expenses incurred by the Agent or any Lender in enforcing any rights under this Agreement or any Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guarantied Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of this Agreement and the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each of the Guarantors, the Agent and the Lenders hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty, such Guarantor will contribute, to the maximum extent permitted by Law, such amounts to each other Guarantor so as to maximize the aggregate amount paid in respect of this Agreement and the Loan Documents.

11.2 Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of this Agreement and the Loan Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guarantied Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. This Guaranty is a present and continuing, absolute and unconditional guaranty of payment when due, and not of collection, by each Guarantor jointly and severally with any other Guarantor of the Guarantied Obligations. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the extent permitted by applicable Law, any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement or any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guarantied Obligations or any other Obligations of any other Loan Party under or in respect of this Agreement or the Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any Loan Document, including, without limitation, any increase in the Guarantied Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release, subordination or non-perfection of any Collateral, or any taking, release, subordination or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guarantied Obligations;

(d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guarantied Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guarantied Obligations or any other Obligations of any Loan Party under the this Agreement or the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Consolidated Party or its assets or any resulting release or discharge of any Guarantied Obligation;

(f) the existence of any claim, setoff or other right which any Guarantor may have at any time against any Loan Party, the Agent, any Lender or any other Person, whether in connection herewith or with any unrelated transaction;

(g) any provision of applicable Law purporting to prohibit the payment or performance by any Loan Party of the Guarantied Obligations;

(h) any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(i) the failure of any other Person to execute or deliver this Agreement or any other guaranty or agreement or the release, subordination or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guarantied Obligations; or

(j) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guarantied Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Consolidated Party or otherwise, all as though such payment had not been made.

11.3 Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by applicable Law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guarantied Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by applicable Law, any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guarantied Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by applicable Law, (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale to the extent permitted by applicable Law, and each Guarantor hereby waives, to the extent permitted by applicable Law, any defense to the recovery by the Agent and the Lenders against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Consolidated Party now or hereafter known by the Agent or such Lender.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Loan Documents and that the waivers set forth in Section 11.2 and this Section 11.3 are knowingly made in contemplation of such benefits.

11.4 Subordination. (a) Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Agreement or any Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution (pursuant to Section 11.1(c) or otherwise) or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower, any other Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guarantied Obligations have been paid in full and the Lenders have no further obligation to extend credit pursuant hereto.

(b) Each Guarantor hereby agrees that any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party, including pursuant to Section 11.1(c) (collectively, the “Subordinated Obligations”), are hereby subordinated to the prior payment in full in cash of the Obligations of such other Loan Party hereunder and under the Loan Documents to the extent and in the manner hereinafter set forth in this Section 11.4(b):

(i) no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations prior to payment in full in cash of the Obligations and the termination of this Agreement.

(ii) In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(iii) After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent for application to the Guarantied Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.

(iv) After the occurrence and during the continuance of any Event of Default, the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (A) in the name of any Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guarantied Obligations (including any and all Post Petition Interest), and (B) to require any Guarantor (1) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (2) to pay any amounts received on such obligations to the Agent for application to the Guarantied Obligations (including any and all Post Petition Interest).

(c) If any amount shall be paid to any Guarantor in violation of this Section 11.4, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guarantied Obligations and all other amounts payable under this Agreement or any of the Loan Documents, whether matured or unmatured, in accordance with the terms of this Agreement or any of the Loan Documents, or to be held as Collateral for any Guarantied Obligations or other amounts payable under this Agreement or any of the Loan Documents thereafter arising.

11.5 Continuing Guaranty. This Guaranty is a continuing agreement of each Guarantor and shall: (a) be binding upon such Guarantor, its successors and assigns and (b) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns.

SECTION 12. THE AGENT.

12.1 Appointment. KeyBank National Association is hereby appointed agent hereunder, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Section 12. The Agent shall not have a fiduciary relationship in respect of any Lender by reason of this Agreement. In its capacity as Agent hereunder, the Agent does not hereby assume any fiduciary duties to any of the Lenders and is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives. Neither Calyon New York Branch, as Co-Lead Arranger, nor The Royal Bank of Scotland plc, as Documentation Agent, shall have any rights or obligations hereunder or under any of the Loan Documents in their capacities as Co-Lead Arranger and Documentation Agent, respectively (their rights and obligations being those of Lenders).

12.2 Powers. The Agent shall have and may exercise such powers hereunder as are specifically delegated to it by the terms hereof, together with such powers as are reasonably incidental thereto. The Agent shall not have any implied duties or any obligation to the Lenders to take any action hereunder except any action specifically provided by this Agreement to be taken by the Agent.

12.3 General Immunity. Neither the Agent nor any of its directors, officers, affiliates, agents or employees shall be liable to the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, neither the Agent nor any of its directors, officers, affiliates, agents or employees shall be responsible for, or have any duty to examine (a) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of this Agreement, any Loan Document, or any other document or instrument furnished pursuant to or in connection with this Agreement or any Loan Document, (b) the collectibility of any amounts owed by the Borrower or any other Loan Party, (c) any recitals, statements, reports, representations or warranties made in connection with this Agreement or any Loan Document, (d) the performance or satisfaction by the Loan Parties of any covenant or agreement contained herein or in any Loan Document, (e) any failure of any party to this Agreement to receive any communication sent, including any telegram, teletype, bank wire, cable, radiogram, electronic message or telephone message sent or any writing, application, notice, report, statement, certificate, resolution, request, order, consent letter or other instrument or paper or communication entrusted to the mails or to a delivery service, or (f) the assets or liabilities or financial condition or results of operations or business or credit-worthiness of any Consolidated Party. The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any Loan Document.

12.4 Action on Instructions of the Lenders. The Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (subject to Section 12.12 hereof), and such instructions shall be binding upon all the Lenders and all holders of the Notes; provided, however, that the Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or applicable Law. The foregoing provisions of this Section 12.4 shall not limit in any way the exercise by any Lender of any right or remedy granted to such Lender pursuant to the terms of this Agreement or any Loan Document. Except as otherwise expressly provided herein, any reference in this Agreement to action by the Lenders shall be deemed to be a reference to the Required Lenders.

12.5 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder by or through employees, agents and attorneys-in-fact and shall not be answerable or liable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

12.6 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.7 Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent (which indemnification shall be shared by the Lenders ratably in proportion to their respective Ratable Shares) (a) for any amounts not reimbursed by the Loan Parties for which the Agent is entitled to reimbursement by the Loan Parties hereunder or under any Loan Document, (b) for any other expenses reasonably incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration, amendment or enforcement hereof or of any of the Loan Documents and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any Loan Document or any other document related hereto or thereto or the transactions contemplated hereby or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

12.8 Rights as a Lender. With respect to its Ratable Share of the Commitment, the Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers hereunder as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Consolidated Parties as if it were not the Agent hereunder.

12.9 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Consolidated Parties and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Loan Documents. The Agent shall not be required to keep the Lenders informed as to the performance or observance by the Loan Parties of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of any Consolidated Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Consolidated Party that may come into its possession.

12.10 Successor Agent.

(a) The Agent may, without the consent of the Borrower or the other Lenders, assign its rights and obligations as Agent hereunder and under the Loan Documents to any of its wholly owned subsidiaries that has capital and retained earnings of at least $500,000,000, and upon such assignment, the former Agent shall be deemed to have retired, and such wholly owned subsidiary shall be deemed to be a successor Agent.

(b) The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders, with the consent of the Borrower, which shall not be unreasonably withheld, shall have the right to appoint a successor Agent; provided, however, that the consent of the Borrower shall not be required if at the time of such resignation an Event of Default exists. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the notice of resignation, then the retiring Agent may appoint a successor Agent. Such successor Agent shall be a financial institution having capital and retained earnings of at least $500,000,000.

(c) Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the assigning or retiring Agent, and the assigning or retiring Agent shall be discharged from its duties and obligations hereunder. After any assigning or retiring Agent’s resignation hereunder as the Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

12.11 Ratable Sharing. All principal and interest payments on Loans and commitment fees received by the Agent shall be remitted to the Lenders in accordance with their Ratable Shares. Any amounts received by the Agent or any other Lender upon the sale of any Collateral or upon the exercise of any remedies hereunder or under any of the Loan Documents or upon the exercise of any right of setoff shall be applied in accordance with Section 10.6. If any Lender shall obtain any payment hereunder (whether voluntary, involuntary, through exercise of any right of set-off or otherwise) in excess of its Ratable Share, then such Lender shall immediately remit such excess to the other Lenders pro rata.

12.12 Actions by the Agent and the Lenders. The Agent shall take formal action following the occurrence of a Default or an Event of Default only upon the agreement of the

Required Lenders; provided, however, that if the Agent gives notice to the Lenders of a Default or an Event of Default, and the Required Lenders cannot agree (which agreement shall not be unreasonably withheld) on a mutual course of action within ten days following such notice, the Agent may (but shall not be required to) pursue such legal rights and remedies against the Loan Parties as it deems necessary and appropriate to protect the Lenders and any Collateral under the circumstances.

12.13 Collateral Matters.

(a) The Agent is authorized by each Lender, without the necessity of any notice to or further consent from any Lender, and without the obligation to take any such action, to take any action with respect to any Collateral or any Loan Document that the Agent reasonably believes may from time to time be necessary to perfect and maintain perfected the Liens of the Loan Documents.

(b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitment and the payment in full of all Loans and all other Obligations payable under this Agreement and the Loan Documents (other than contingent Obligations that expressly survive the termination of this Agreement or the Loan Documents); (ii) constituting property of a Consolidated Party that is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement or the Loan Documents; or (iii) if approved or consented to by those of the Lenders required by Section 13.14. Upon request by the Agent, the Lenders will confirm in writing the Agent’s authority to release particular types or items of collateral pursuant to this Section.

SECTION 13. MISCELLANEOUS.

13.1 Construction. The provisions of this Agreement shall be in addition to those of the Loan Documents and to those of any other guaranty, security agreement, note or other evidence of the liability relating to the Loan Parties held by the Lenders, all of which shall be construed as complementary to each other. Nothing contained herein shall prevent the Agent or the Lenders from enforcing any or all of such instruments in accordance with their respective terms. Each right, power or privilege specified or referred to in this Agreement or in any Loan Document is in addition to any other rights, powers or privileges that the Agent or the Lenders may otherwise have or acquire by operation of law, by other contract or otherwise. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power or privilege by the Agent or the Lenders shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or of any other right, power or privilege, as each right, power or privilege may be exercised independently or concurrently with others and as often and in such order as the Agent or the Lenders may deem expedient. Notwithstanding any other provision of this Agreement, the Borrower shall not be required to pay any amount of interest pursuant hereto or pursuant to the Notes that is in excess of the maximum amount permitted by law.

13.2 Further Assurance. From time to time, the Borrower and each Guarantor shall, and shall cause their Subsidiaries to, execute and deliver to the Agent and the Lenders such additional documents and take such additional actions as the Agent may reasonably require to carry out the purposes of this Agreement or any of the Loan Documents, or to preserve and protect the rights of the Agent and the Lenders hereunder or thereunder.

13.3 Expenses of the Agent and the Lenders; Indemnification.

(a) Whether or not the transactions contemplated by this Agreement are consummated, the Borrower and the Guarantors shall pay the costs and expenses, including the reasonable fees and disbursements of the Agent’s special counsel, incurred by the Agent and the Lenders in connection with (i) the negotiation, preparation, administration, amendment or enforcement of this Agreement and the Loan Documents and the closing of the transactions contemplated hereby and thereby; (ii) the perfection of the Liens granted pursuant hereto or pursuant to the Loan Documents; (iii) the making of the Loans hereunder; (iv) the negotiation, preparation or enforcement of any other document in connection with this Agreement, the Loan Documents or the Loans made hereunder; (v) any proceeding brought or formal action taken by the Agent or the Lenders to enforce any provision of this Agreement or any Loan Document, or to enforce or exercise or preserve any right, power or remedy hereunder or thereunder; or (vi) any action which may be taken or instituted by any Person against the Agent or any Lender as a result of any of the foregoing. The fees and expenses of the Agent’s special counsel through the Closing Date shall be paid on the Closing Date. If any taxes, charges or fees shall be payable, or ruled to be payable, to any state or federal authority in respect of the execution, delivery or performance of this Agreement, any Note or any other Loan Document by reason of any existing or hereinafter enacted Federal or state statute (other than any such taxes on the net income of the Lenders and any taxes, charges or fees that are included in the LIBOR Reserve Percentage), the Borrower will pay all such taxes, charges or fees, including interest and penalties thereon, if any, and will indemnify and hold harmless the Agent and the Lenders against any liability in connection therewith.

(b) The Borrower and the Guarantors hereby, jointly and severally, indemnify and hold harmless the Agent and each Lender and their respective directors, officers, employees, agents, counsel, subsidiaries and affiliates (the “Indemnified Persons”) from and against any and all claims, losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys fees) that may be imposed on, incurred by, or asserted against any Indemnified Person in any way relating to or arising out of this Agreement, the Loan Documents, or the Loans made pursuant hereto, or the use of the proceeds thereof, or any of the transactions contemplated hereby or thereby or the business, assets or operations of any Consolidated Party or the ownership, maintenance, operation or management of the Tower Sites; provided, however, that the Borrower and the Guarantors shall not be liable to any Indemnified Person if there is a final non-appealable judicial determination that such claims, losses, liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulted solely from the gross negligence or willful misconduct of such Indemnified Person.

13.4 Notices. Except as otherwise expressly provided herein, all notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of receipt (as shown on the return receipt) if mailed by registered or certified mail, postage prepaid and return receipt requested, (c) on the next business day after delivery to a courier service that guarantees delivery on the next business day if the conditions to the courier’s guarantee are complied with, or (d) on the date of receipt (if such date is a Business Day, otherwise on the next Business Day) by telecopy, in each case addressed as follows:

TO THE AGENT:

KeyBank National Association

127 Public Square

Cleveland, Ohio 44114-1306

Attn: Media and Telecommunications Finance Division

Telecopy: 216-689-4666

With a copy (which shall not constitute notice) to:

Timothy J. Kelley, Esq.

Dow, Lohnes & Albertson, PLLC

1200 New Hampshire Avenue, N.W., Suite 800

Washington, D.C. 20036

Telecopy: 202-776-2222

TO THE LENDERS, AT THE ADDRESSES LISTED ON THE SIGNATURE PAGES HEREOF OR IN THE ASSIGNMENT INSTRUMENT DELIVERED PURSUANT TO SECTION 13.7(b)

TO THE BORROWER:

Crown Castle Operating Company

510 Bering Drive, Suite 500

Houston, Texas 77057

Attn: Chief Financial Officer

Telecopy: 713-570-3150

and

Crown Castle International Corp

510 Bering Drive, Suite 500

Houston, Texas 77057

Attn: General Counsel

Telecopy: 713-570-3150

or to such other address or addresses as the party to which such notice is directed may have designated in writing to the other parties hereto.

13.5 Waiver and Release by the Borrower. Neither the Agent, nor any Lender, nor any Affiliate, officer, director, employee, attorney or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower and the Guarantors hereby waive, release and agree not to sue any of them upon, any claim for any special, indirect, incidental or consequential damages suffered or incurred by any Consolidated Party in connection with, arising out of, or in any way related to, this Agreement or any of the Loan Documents, or any of the transactions contemplated by this Agreement or any of the Loan Documents, and the Borrower and the Guarantors hereby release the Agent and each Lender from, and hereby waive, all claims for loss or damage caused by any act or omission on the part of the Agent or any Lender or their respective officers, attorneys, agents and employees, except any such claims determined pursuant a final non-appealable judicial determination to have resulted solely from the gross negligence or willful misconduct of the Agent or such Lender.

13.6 Right of Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or an Affiliate of such Lender to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower and the Guarantors now or hereafter existing hereunder or under any Loan Document, irrespective of whether or not such Lender or its Affiliate shall have made any demand hereunder or under any Loan Document and although such obligations may be unmatured. The rights of the Lenders under this Section are in addition to other rights and remedies (including without limitation, other rights of set-off) which the Lenders may have. The Borrower and the Guarantors agree, to the fullest extent they may effectively do so under applicable law, that any other holder of a participation in any Note may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower or any of the Guarantors in the amount of such participation.

13.7 Successors and Assigns; Participations.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that neither the Borrower nor any of the Guarantors shall assign or transfer any of its rights or obligations hereunder or under any Note without the prior written consent of all of the Lenders and the Agent.

(b) Each Lender may assign all or any part of any of its Loans, its Notes, and its share of the Commitment with the consent of the Borrower and the Agent, which consent shall not be unreasonably withheld; provided that (i) no such consent by the Borrower shall be required (A) for any such assignment by any Lender to an Affiliate of such Lender or to another Lender or an Affiliate of another Lender, or (B) if, at the time of such assignment, an Event of Default has occurred and is continuing; (ii) any such partial assignment shall be in an amount at least equal to $5,000,000; and (iii) each such assignment shall be made by a Lender in such manner that the same portion of its Loans, its Notes and its share of the Commitment is assigned to the assignee. Upon execution and delivery by the assignor and the assignee to the Borrower and the Agent of an Assignment and Amendment Agreement, in the form attached hereto as Exhibit E, pursuant to which such assignee agrees to become a “Lender” hereunder (if not already a Lender) having the share of the Commitment and Loans specified in such instrument, and upon consent thereto by the Agent and the Borrower (to the extent required), the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Agent), the obligations, rights and benefits of a Lender hereunder holding the share of the Commitment and Loans (or portions thereof) assigned to it (in addition to the share of the Commitment and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the share of the Commitment and the obligations hereunder so assigned.

(c) Upon its receipt of an Assignment and Amendment Agreement pursuant to Section 13.7(b) duly executed by an assigning Lender and the assignee, together with any Note subject to such assignment and a processing and recordation fee of $3,500, the Agent shall, if such assignment has been completed, accept such assignment. Within five business days after receipt of such notice, the Borrower, at the Borrower’s own expense, shall execute and deliver to the Agent in exchange for each surrendered Note a new Note to the order of the assignee in an amount equal to the share of the Commitment and of the Loans assumed by the assignee and, if the assigning Lender has retained a portion of the Commitment and the Loans hereunder, a new Note to the order of the assigning Lender in an amount equal to the share of the Commitment and the Loans retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of Exhibit A hereto. Cancelled Notes shall be returned to the Borrower. Schedule 1.1 shall be amended by each Assignment and Amendment Agreement to reflect the revised Ratable Shares of the Lenders.

(d) A Lender may sell or agree to sell to one or more other Persons (each, a “Participant”) a participation in all or any part of any Loans held by it, or in its share of the Commitment. Except as otherwise provided in the last sentence of this Section 13.7(d), no Participant shall have any rights or benefits under this Agreement or any Note or any other Loan Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by the Borrower to any Lender under Section 2 hereof in respect of Loans held by it, and its share of the Commitment, shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans and share of the Commitment, and as if such Lender were funding each of such Loans and its share of the Commitment in the same way that it is funding the portion of such Loans and its share of the Commitment in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any Loan Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to any modification, supplement or waiver hereof or of any of the Loan Documents to the extent that the same, under Section 13.14 hereof, requires the consent of each Lender. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.6 through 2.13 and Section 13.6 with respect to its participating interest.

(e) In addition to the assignments and participations permitted under the foregoing provisions of this Section 13.7, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Lender as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender. No such assignment shall release the assigning Lender from its obligations hereunder.

(f) A Lender may, subject to Section 13.19, furnish any information concerning the Consolidated Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

(g) Anything in this Section 13.7 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Affiliates without the prior written consent of each Lender.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Loan Parties under this Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of this Agreement or any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the Laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to the Borrower and the Agent, but without prior consent of the Borrower or the Agent and without the payment of any processing and recordation fee, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

13.8 Applicable Law. THIS AGREEMENT AND THE LOAN DOCUMENTS, AND THE DUTIES, RIGHTS, POWERS AND REMEDIES OF THE PARTIES HERETO AND THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF), EXCEPT TO THE EXTENT THAT ANY LOAN DOCUMENT PROVIDES THAT THE LOCAL LAW OF ANOTHER JURISDICTION GOVERNS THE GRANT,

PERFECTION OR ENFORCEMENT OF THE LIENS GRANTED PURSUANT TO SUCH LOAN DOCUMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE BORROWER, THE GUARANTORS AND THE AGENT ON BEHALF OF THE LENDERS AND SHALL BE SUBJECT TO NO EXCEPTIONS. THE BORROWER AND THE GUARANTORS HAVE MADE THIS CHOICE OF GOVERNING LAW KNOWINGLY AND WILLINGLY AND AFTER CONSULTING WITH THEIR COUNSEL. NONE OF THE AGENT, ANY LENDER, THE BORROWER NOR ANY GUARANTOR HAS AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

13.9 ENFORCEMENT. EACH OF THE BORROWER AND THE GUARANTORS (A) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF BROUGHT BY THE AGENT OR THE LENDERS OR THEIR SUCCESSORS OR ASSIGNS AND (B) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (C) HEREBY WAIVES AND AGREES NOT TO SEEK ANY REVIEW BY ANY COURT OF ANY OTHER JURISDICTION THAT MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF THE JUDGMENT OF ANY SUCH NEW YORK STATE OR FEDERAL COURT. EACH OF THE BORROWER AND THE GUARANTORS HEREBY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN. EACH OF THE BORROWER AND THE GUARANTORS AGREES THAT ITS SUBMISSION TO JURISDICTION AND ITS CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE AGENT AND THE LENDERS. FINAL JUDGMENT AGAINST THE BORROWER OR ANY GUARANTOR IN ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, OR IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT THE AGENT OR THE LENDERS MAY AT THEIR OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS, AGAINST THE BORROWER, ANY GUARANTOR OR ANY OF THEIR ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE BORROWER, SUCH GUARANTOR OR SUCH ASSETS, MAY BE FOUND.

13.10 JURY TRIAL WAIVER. THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS EACH WAIVE IRREVOCABLY, TO THE EXTENT

PERMITTED BY LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE AGENT, THE LENDERS, THE BORROWER AND THE GUARANTORS ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE NOTES OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO AND THERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE BORROWER, THE GUARANTORS, THE AGENT AND THE LENDERS FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (UNLESS EXPRESSLY MODIFIED IN WRITING BY ALL PARTIES HERETO), AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, THE LOAN DOCUMENTS AND TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.11 Binding Effect and Entire Agreement; No Oral Agreements. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. This Agreement, the Schedules and Exhibits hereto, which are hereby incorporated in this Agreement, and the Loan Documents constitute the entire agreement among the parties on the subject matter hereof. There are no unwritten or oral agreements among the Borrower, the Guarantors, the Agent and the Lenders, and this written Agreement, the Notes, the other Loan Documents, and the instruments and documents executed in connection herewith, represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

13.12 Counterparts. This Agreement may be executed in any number of counterparts or duplicate originals, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

13.13 Survival of Agreements. All covenants, agreements, representations and warranties made herein or in any Loan Document shall survive any investigation and the Closing Date, and shall continue in full force and effect so long as any of the Obligations remain to be performed or paid or the Lenders have any obligation to advance sums hereunder.

13.14 Modification. Any term of this Agreement or of any Note may be amended and the observance of any term of this Agreement or of any Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Borrower, the Guarantors and the Required Lenders, and any amendment or waiver effected in accordance with this Section 13.14 shall be binding upon each holder of a Note at the time outstanding, each future holder of a Note, the Borrower and the Guarantors; provided, however, that no such amendment or waiver or other action shall, without the prior written consent of all of the Lenders or the holders of all of the Notes at the time outstanding, (a) extend the maturity or reduce the principal amount of, or reduce the rate or extend the time of payment of interest on, or reduce the amount or extend the time of payment of any principal installment of, any Note, (b) reduce the amount or extend the time of payment of the commitment fees, (c) change the Commitment or the Ratable Share of any Lender (other than any change in Commitment or Ratable Share resulting from the sale of a participation in or assignment of any Lender’s interest in the Commitment and Loans in accordance with Section 13.7), (d) change the percentage referred to in the definition of “Required Lenders” contained in Section 1.1, or reduce the number of Lenders required to approve any consent, waiver, amendment or modification, (e) amend this Section 13.14, (f) amend or waive compliance with Section 2.5(b), or (g) release any material portion of the Collateral or any Guarantee for the Loans, except in either case in connection with a transaction otherwise permitted pursuant to this Agreement; and provided, further, that notwithstanding the foregoing provisions of this Section 13.14, this Agreement (including Schedule 1.1) and the Notes may be amended or modified in the manner contemplated by Section 13.7 for the purpose of permitting any Lender to assign its interest, rights and obligations hereunder to another Person, if the appropriate Assignment and Amendment Agreement or counterparts thereof are executed by the Borrower (to the extent required), the Agent and the appropriate Lender assignor and assignee. In addition, no amendment, waiver or consent to the provisions of Section 12, or any other provision affecting the rights or duties of the Agent, shall be made without the written consent of the Agent. Any amendment or waiver effected in accordance with this Section 13.14 shall be binding upon each holder of any Note at the time outstanding, each future holder of any Note, the Borrower and the Guarantor.

13.15 Separability. If any one or more of the provisions contained in this Agreement or any Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all remaining provisions shall not in any way be affected or impaired. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

13.16 Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.17 Termination.

(a) This Agreement shall terminate when all amounts due hereunder, under each Note and under each Loan Document shall have been indefeasibly paid in full in cash and all other Obligations hereunder or thereunder shall have been fully performed, so long as the

Lenders have no further obligation to advance sums hereunder. Notwithstanding the foregoing, this Agreement shall continue to be effective or be reinstated and relate back to such time as though this Agreement had always been in effect, as the case may be, if at any time any amount received by the Agent or any Lender in respect of the Obligations is rescinded or must otherwise be restored or returned by such Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Consolidated Party or any other Person or upon the appointment of any intervenor or conservator of, or trustee or similar official for, any Consolidated Party or any other Person or any substantial part of its properties, or otherwise, all as though such payments had not been made. Notwithstanding anything to the contrary contained herein or in any Loan Document, any indemnification or expense reimbursement provision contained herein or in any Loan Document shall remain in full force and effect notwithstanding the termination of this Agreement or such Loan Document.

(b) In connection with any termination of or release from the Borrower’s obligations under Section 7.12(a), the Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 13.17 shall be without recourse to or warranty by the Agent.

13.18 Interest Limitation. It is the intention of the Borrower and the Lenders to conform strictly to the respective usury laws applicable to the Lenders. Accordingly, if the transactions contemplated hereby would be usurious under applicable law as to any Lender, then, in that event, notwithstanding anything to the contrary in the Notes or this Agreement or in any other Loan Document, it is agreed as follows: (a) the aggregate of all consideration that constitutes interest under law applicable to such Lender that is contracted for, taken, reserved, charged or received under any Note payable to such Lender or this Agreement or under any other Loan Document or otherwise in connection with such Note shall under no circumstances exceed the maximum amount allowed by such law (or, if the principal amount of such Note shall have been or would thereby be paid in full, refunded to the Borrower); and (b) in the event that the maturity of any Note payable to a Lender is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of such Note (or, if the principal amount of such Note shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All calculations made to compute the rate of interest that is contracted for, taken, reserved, charged or received under any Note payable to any Lender or under this Agreement or under any Loan Document or otherwise in connection with such Note for the purpose of determining whether such rate exceeds the maximum amount allowed by law applicable to such Lender shall be made, to the extent permitted by such applicable law, by amortizing, prorating, and spreading in equal parts during the period of the full stated term of the Loan or Loans evidenced by such Note all interest at any time contracted for, taken, reserved, charged or received by such Lender in connection therewith.

13.19 Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a) to its Affiliates and to its and its Affiliates’ partners, directors, officers, employees, advisors and representatives in connection with the administration of its rights and performance of its obligations hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have authority over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Loan Document or any action or proceeding relating to this Agreement or any Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 13.7(e) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Consolidated Party or any of their Affiliates. For purposes of this Section, “Information” means all information received from any Consolidated Party relating to any Consolidated Party or any of their respective businesses that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Consolidated Parties. Any Person required to maintain the confidentiality of Information as provided in this Section 13.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.20 Marshaling. The Agent and the Lenders shall not be under any obligation to marshal any assets in favor of a Loan Party or any other Person or against or in payment of any or all of the Obligations.

13.21 USA Patriot Act Notice. Each of the Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is or may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Loan Parties in accordance with such Act.

13.22 Waivers. As additional consideration for the execution, delivery and performance of this Agreement by the parties hereto and the execution, delivery and performance of the Loan Documents by the parties thereto, the Borrower and the Guarantors warrant and represent that no facts, events, statuses or conditions exist or have existed which, either now or with the passage of time or giving of notice, or both, constitute or will constitute a basis for any claim or cause of action against the Agent or any Lender or any defense to (i) the payment of any indebtedness hereunder or under the Notes or the Loan Documents, or (ii) the performance of any of its obligations with respect to this Agreement, the Notes or the Loan Documents, and in the event any such facts, events, statuses or conditions exist or have existed, the Borrower and the Guarantors unconditionally and irrevocably waive any and all claims and causes of action against the Agent and the Lenders and any defense to its payment and performance obligations in respect to this Agreement, the Notes and the Loan Documents.

[SIGNATURE PAGES FOLLOW]

TO WITNESS THE ABOVE, the Borrower, the Guarantors, the Lenders and the Agent have caused this Credit Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

BORROWER:

CROWN CASTLE OPERATING COMPANY

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Vice President

GUARANTORS:

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Vice President

CROWN CASTLE TOWERS 05 LLC

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	Vice President

AGENT:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Thomas R. Patterson
Name:	Thomas R. Patterson
Title:	Senior Vice President

LENDERS:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Thomas R. Patterson
Name:	Thomas R. Patterson
Title:	Senior Vice President

Address:	127 Public Square
Cleveland, Ohio 44114-1306
Attn: Media and Telecommunications Finance Division

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CALYON NEW YORK BRANCH

By:	/s/ Stephane Ducroizet
Name:	Stephane Ducroizet
Title:	Vice President and Relationship Manager

And:	/s/ John McCloskey
Name:	John McCloskey
Title:	Director

Address:	Calyon Building 1301 Avenue of the Americas -18th floor New York, New York 10019

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Frank P. Turner
Name:	Frank P. Turner
Title:	Vice President

Address:	745 7th Avenue New York, New York 10019

MORGAN STANLEY BANK

By:	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Vice President

Address:	One Pierrepont Plaza, 7th Floor 300 Cadman Plaza West Brooklyn, New York 11201 Attn: Larry Benison / Adam Hoffman

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Andrew Wynn
Name:	Andrew Wynn
Title:	Senior Vice President

Address:	101 Park Avenue New York, New York 10178

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LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1	List of Lenders and Ratable Shares

Schedule 5.5	Capitalization and Subsidiaries

Exhibit A	Form of Note

Exhibit B	Form of Borrowing Request

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Joinder Agreement

Exhibit E	Form of Assignment and Amendment Agreement

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